Exhibit 4.4

Execution Version	Private and Confidential

Dated 31 July 2014

WEB.COM GROUP, INC.

and

BALDERTON CAPITAL III, L.P.

MARK LIVINGSTONE

GARY DANNATT

Share Purchase Agreement

for the sale and purchase of

the entire issued share capital of

Touch Local Limited

Bird & Bird LLP

15 Fetter Lane

London EC4A 1JP

Tel: 020 7415 6000

www.twobirds.com

Ref: WEBGR.0005/HYD/SPA

Matters\23803585.3

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Agreement

THIS AGREEMENT dated 31st July 2014 is made

BETWEEN

(1)	The person(s) whose name(s) and address(es) is/are shown in column (1) of Part 1 of Schedule 1 (The Sellers) (each a "Seller" and together the "Sellers")

2)	WEB.COM GROUP INC. a Delaware corporation the registered office of which is at 12808 Gran Bay Pkwy, West Jacksonville, FL 32258 (the "Purchaser")

BACKGROUND

(A)	Information about Touch Local Limited (the "Company") is set out in Part 1 of Schedule 2 (Corporate Particulars).

(B)	The Sellers are the registered holders and the beneficial owners of the shares in the Company set out opposite their respective names in Part 1 of Schedule 1 (the "Sellers' Shares").

(C)	The Sellers' Shares will on Completion comprise all the issued and allotted shares in the capital of the Company and which have been issued fully paid or credited as fully paid and on Completion, there shall be no unexercised options, warrants, subscription or conversion rights entitling any person to be issued any shares in the capital of the Company or any Subsidiary or any agreement to create any such rights.

(D)	Pursuant to article 4.1.2 of the existing articles of association of the Company (the "Articles"), in the event of a Sale (as defined in the Articles), the proceeds of such sale are to be distributed between the shareholders of the Company in the manner referred to in article 4.1.1(a) of the Articles (the "Waterfall Provision") and the effect of the Waterfall Provision is such that no value is to be ascribed to any share in the capital of the Company (the "Shares") other than the A Shares unless the A Majority agree otherwise, and the A Majority has agreed to vary the entitlement of the A Shareholders such that the other Sellers shall participate in the proceeds of sale on the basis set out in this Agreement.

(E)	On Completion the Sellers shall sell and the Purchaser shall purchase the Sellers' Shares pursuant to the terms of this Agreement.

(F)	The Purchaser is willing to purchase the Sellers’ Shares on the terms and conditions of this Agreement and the Transaction Documents.

1.	Sale of the Shares

1.1	Sale and Purchase

Each of the Sellers shall sell with full title guarantee those of the Sellers’ Shares set out opposite his name in Part 1 of Schedule 1 (Shareholdings) and the Purchaser shall purchase the Sellers’ Shares on the terms of this Agreement free from all Encumbrances and together with all rights attaching to them.

1.2	Right to Sell

Each of the Sellers agrees with the Purchaser that he has the right to sell and transfer the full legal and beneficial interest in the Sellers’ Shares set out opposite his name in Schedule 1 (Shareholdings) to the Purchaser on the terms set out in this Agreement and acknowledges that the Purchaser is purchasing the Sellers' Shares in reliance on the warranties and undertakings given by the Sellers in this Agreement.

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Agreement

1.3	Waiver of Pre-emption Rights

Each of the Sellers waives any rights of pre-emption conferred upon him (or his nominee(s)) by the articles of association of the Company or in any other way in respect of the sale and transfer of the Sellers' Shares to the Purchaser.

1.4	Termination of the Shareholders' Agreement

With effect from the date of this Agreement, (and notwithstanding the provisions of the Shareholders' Agreement) each of the Sellers agree that the Shareholders' Agreement shall terminate and there shall remain no further rights or obligations to, or in respect of, each other or the Company in connection with the Shareholders' Agreement.

1.5	Purchase of all but not some only

The Purchaser shall not be required to complete the purchase of any of the Sellers’ Shares unless the purchase of all of the Sellers’ Shares is completed simultaneously in accordance with this Agreement.

2.	Consideration

2.1	Consideration

The consideration for the sale of the Seller’s Shares (subject to adjustment as provided in this Agreement) (the "Consideration") shall be the aggregate of:

(a)	the Initial Consideration determined in accordance with Clause 2.2 and adjusted in accordance with Clause 2.8 and Schedule 5 (Adjustment to the Consideration); and

(b)	the Deferred Consideration determined in accordance with Clause 2.3.

2.2	Initial Consideration

The Initial Consideration shall comprise, and be paid, as follows:

(a)	the sum of $6,370,181.27 which shall be paid in cash on Completion to the Sellers in the amounts set out in column (7) of Part 1 of Schedule 2 (Shareholdings) (the "Initial Cash Consideration");

(b)	the sum of $900,000 (the "Escrow Monies") which shall be paid into the Escrow Account pursuant to Clause 2.3; and

(c)	the issue by the Purchaser to the Sellers of 213,200 Consideration Shares credited as fully paid in the am0unts set out in Column 8 of Schedule 1 (the "Consideration Shares").

2.3	Escrow

The Purchaser shall pay the Escrow Monies to the Escrow Agents on Completion which shall be paid by the Escrow Agents to the Sellers pursuant to the Escrow Letter in their Relevant Proportions (subject to the deduction from the Relevant Proportion due to any Seller of any amount in respect of a claim in relation to a Fundamental Warranty) on the expiry of the Escrow Period (or the next Business Day following such date) to the extent that such amounts have not been required to satisfy any claims under this Agreement in accordance with the terms of Schedule 7 (Withholding).

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Agreement

2.4	Deferred Consideration

The Purchaser shall pay to each of the Sellers the sum of $900,000 (the "Deferred Consideration") in their Relevant Proportions on the first anniversary of the date of this Agreement (or the next Business Day following such date) to the extent that such amounts have not been required to satisfy any claims under this Agreement in accordance with the terms of Schedule 7 (Withholding).

2.5	Apportionment

The Sellers shall be entitled to the Initial Cash Consideration, the Consideration Shares and the Deferred Consideration in their Relevant Proportions.

2.6	Consideration Shares

(a)	The provisions of Schedule 4 (Consideration Shares) shall have effect in relation to the Consideration Shares to be issued to the Sellers as part of the Consideration.

(b)	The Sellers acknowledge that the Purchaser has not made any representation or warranty which has caused the Sellers to accept the Consideration Shares or on which the Sellers have relied in agreeing to accept the Consideration Shares.

2.7	Adjustment of Consideration

The Initial Cash Consideration shall be adjusted as required in accordance with Schedule 5 (Adjustment to the Consideration).

2.8	Payments during the Escrow Period

Save where the parties agree otherwise, if any of the Sellers becomes liable to make any payment to the Purchaser under this Agreement during the Escrow Period, such payment shall be made as to 50% from the Escrow Account, and as to the remaining 50% through the Purchaser deducting such amount from the Deferred Consideration in accordance with Clause 4.7.

3.	Completion

3.1	Time for Completion

Completion shall take place immediately after the signing and exchanging of this Agreement at the offices of the Purchaser's Solicitors.

3.2	Sellers' Completion Obligations

The Purchaser shall not be obliged to complete this Agreement unless the Sellers comply with the requirements of Part 1 of Schedule 6 (Completion Obligations) (where relevant, subject only to completion of the subscription referred to in clause 3.4(i)).

3.3	Purchaser's Completion Obligations

Upon completion of all the matters referred to in Part 1 of Schedule 6 (Completion Obligations) subject as referred to above, the Purchaser shall comply with the requirements of Part 2 of Schedule 6 (Completion Obligations).

3.4	Repayment of Indebtedness on Completion

The Parties shall procure the repayment of the Indebtedness on Completion in accordance with the following provisions:-

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Agreement

(i)	The Purchaser will subscribe and the Sellers will procure that the Company allots to the Purchaser a total of 3,207,521 new A Shares for an aggregate consideration of £2,838,656 (equal to £0.885 per share).

(ii)	The Sellers will procure that the Company applies the proceeds of the subscription referred to in clause 3.4 (i) above in payment and discharge of the Indebtedness as follows:-

a)	£1,636,266 (inclusive of redemption fees) owed by the Company to BMS Finance AB Limited;

b)	£1,073,775 owed by the Company to Balderton Capital III, L.P.;

c)	£37,511 owed by the Company to Gary Dannatt;

d)	£91,104 owed by the Company to Mark Livingstone.

4.	Warranties and INdemnities

4.1	Warranties

The Sellers severally warrant to the Purchaser that the Warranties are true, accurate and not misleading as at the date of this Agreement, provided that each Seller warrants in respect of himself only and not any other Seller in relation to the Fundamental Warranties.

4.2	Reliance

The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on each Warranty.

4.3	Disclosure

The Warranties are given subject to matters Disclosed in this Agreement or in the Disclosure Letter as referred to in Schedule 8 (Limitations on Liability).

4.4	Knowledge not to prevent claim

(a)	Subject to the provisions of Clause 4.4(b) and (c) below, none of the Warranties shall be qualified by any actual, imputed or constructive knowledge on the part of the Purchaser, its agents or advisers and no such knowledge shall prejudice or be used as a defence to any Warranty Claim or otherwise operate to reduce the amount recoverable.

(b)	The Purchaser shall not be entitled to bring a Warranty Claim if the Sellers are able to demonstrate that as at Completion the Purchaser had actual knowledge of the facts, matters or circumstances which would otherwise have given rise to such Warranty Claim and that a reasonable purchaser would have appreciated that such facts, matters or circumstances, would otherwise have given rise to such Warranty Claim.

(c)	The Purchaser confirms that as at Completion, it has no actual knowledge of matters or circumstances which it appreciates gives rise to a Warrant Claim.

4.5	Construction of Warranties

Each of the Warranties set out in the several paragraphs of Schedule 3 (Warranties) is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

(a)	by reference to any other paragraphs of Schedule 3 (Warranties); or

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Agreement

(b)	by anything in this Agreement.

4.6	Waiver of Rights

Each of the Sellers agrees with the Purchaser (for itself and for each of the Companies and its directors, officers, employees and consultants as Third Parties) to waive any rights or claims which such Seller may have in respect of any misrepresentation, inaccuracy or omission in, or from, any information or advice supplied or given by any of the Companies or its directors, officers, employees or consultants on which the Sellers may have relied in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

4.7	Non-discharge of Warranties

None of the Warranties or the Tax Covenant shall be deemed in any way modified or discharged by reason of Completion and accordingly Completion shall not prejudice any claim which the Purchaser shall be entitled to bring or shall operate to reduce any amount recoverable under this Agreement.

4.8	Reduction in Consideration

Any payment made by a Seller to the Purchaser for any breach of the Warranties, an Indemnity Claim or under the Tax Covenant shall be deemed to be a reduction in the Consideration.

4.9	Retention/Escrow

The provisions of Schedule 7 (Withholding) shall have effect to allow set off against the Deferred Consideration due to the Sellers and any amounts held in the Escrow Account towards satisfaction of any Warranty Claim, Indemnity Claim or claim in respect of the Tax Covenant.

4.10	Notifications by Purchaser

If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim or Indemnity Claim, the Purchaser shall give notice to the Sellers specifying that matter or circumstance in reasonable detail as soon as reasonably practicable after it becomes aware of that matter or circumstance. Any failure by the Purchaser to give notice as contemplated by this clause shall not prevent the Purchaser from making any Warranty Claim or Indemnity Claim arising from that circumstance.

4.11	Sellers' Protections

(a)	Save as provided in clause 4.11(b), the provisions of Schedule 8 (Limitations) shall have effect so as to limit the liability of the Sellers in respect of the Warranties and the Tax Covenant (to the extent stated therein).

(b)	Nothing in Schedule 8 (Limitations) or in the Disclosure Letter shall qualify or limit the liability of the Sellers in relation to:

(i)	the Fundamental Warranties;

(ii)	any Claim attributable to fraud, dishonesty or wilful concealment on the part of any of the Sellers.

4.12	Liability for Relevant Proportion only

Notwithstanding any other provisions in this Agreement, no Seller shall become liable to pay more than its Relevant Proportion of the amount of any liability under any Warranty Claim (other than a Fundamental Warranty where the Seller shall be liable for the full amount of the Warranty Claim where it is in breach of such Fundamental Warranty) or Claim under the Tax Deed or Indemnity Claim.

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Agreement

5.	Indemnities

The Sellers undertake to make payments to the Purchaser as provided in Schedule 9 (Indemnities).

6.	Tax

The provisions of Schedule 10 (Tax Covenant) shall have effect in relation to tax liabilities of each of the Companies.

7.	Protective Covenants

The provisions of Schedule 11 (Protective Covenants) shall have effect to protect the Purchaser.

8.	Definitions, Interpretation and terms and conditions

The definitions and rules of interpretation set out in Schedule 14 (Definitions) and the terms and conditions set out in Schedule 13 (Terms and Conditions) shall apply to this Agreement.

IN WITNESS of which this Agreement has been executed and delivered as a deed by the parties on the date at the beginning of this Agreement.

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SCHEDULE 1

Shareholdings

Schedule 1
Shareholdings

Part 1 – The Sellers

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)
Name	No of A Shares	Number of B Shares	Number of C Shares	Number of D Shares	Number of E Shares	Initial Cash Consideration ($)	Number of Consideration Shares	Relevant Proportions (%)

Balderton Capital III, L.P. (“Balderton”)	7,451,153	-	-	-	-	5,414,654.08	181,220	85.00

Mark Livingstone	-	953,610	17	953,610	548,482	676,831.76	22,652	10.625

Gary Dannatt	-	392,663	7	392,663	548,482	278,695.43	9,328	4.375

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SCHEDULE 2

Corporate Particulars

Schedule 2
Corporate Particulars

Part 1 - Particulars of the Company

(1)	Company name:	Touch Local Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	02885607

(6)	Date of incorporation:	07/01/1994

(7)	Share capital - Issued:	£1,124.0687 divided into: 7,451,153 A shares of 0.01p each, 1,346,273 B ordinary shares of 0.01p each, 24 Fixed Preference C shares of 0.01p each, 1,346,273 Capped D shares of 0.01p each and 1,096,964 Restricted E shares of 0.01p each

(8)	Share capital - Payment Up:	All of the issued shares in the capital of the company have been issued as fully paid or credited as fully paid

(9)	Registered holders:	As specified in Schedule 1 (The Sellers)

(10)	Beneficial owners:	As specified in Schedule 1 (The Sellers)

(11)	Registered office:	Touch Local Limited 16th Floor 89 Albert Embankment London SE1 7TP

(12)	Directors:	Gary John Dannatt Mark Jonathan Charles Livingstone Barry Maloney

(13)	Secretary:	Gary John Dannatt

(14)	Auditors:	KPMG LLP

(15)	Accounting reference date:	31 December

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SCHEDULE 2

Corporate Particulars

Part 2 - Particulars of the Subsidiaries

(1)	Company name:	Enable Media Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	05178759

(6)	Date of incorporation:	13/07/2004

(7)	Share capital - Authorised:	£610,000 divided into 610,000 ordinary shares of £1.00 each

(8)	Share capital - Issued:	£604,362 divided into 604,362 ordinary shares of £1.00 each

(9)	Share capital - Payment Up:	All of the issued shares in the capital of the company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	The Company

(11)	Beneficial owners:	The Company

(12)	Registered office:	Enable Media Limited 16th Floor 89 Albert Embankment London SE1 7TP

(13)	Directors:	Gary John Dannatt Mark Jonathan Charles Livingstone

(14)	Secretary:	Gary John Dannatt

(15)	Auditors:	N/A

(16)	Accounting reference date:	31 December

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SCHEDULE 2

Corporate Particulars

(1)	Company name:	Central Index Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	06002202

(6)	Date of incorporation:	17/11/2006

(7)	Share capital - Authorised:	£100,000 divided into 100,000 ordinary shares of £1.00 each

(8)	Share capital - Issued:	£100 divided into 100 ordinary shares of £1.00 each

(9)	Share capital - Payment Up:	All of the issued shares in the capital of the company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	The Company

(11)	Beneficial owners:	The Company

(12)	Registered office:	Central Index Limited 16th Floor 89 Albert Embankment London SE1 7TP

(13)	Directors:	Gary John Dannatt Mark Jonathan Charles Livingstone James Raphael Stewart Moore

(14)	Secretary:	Gary John Dannatt

(15)	Auditors:	N/A

(16)	Accounting reference date:	31 December

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SCHEDULE 2

Corporate Particulars

(1)	Company name:	TouchJobs Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	04140442

(6)	Date of incorporation:	12/01/2001

(7)	Share capital - Authorised:	£100 divided into 100 ordinary shares of £1 each

(8)	Share capital - Issued:	£1 divided into 1 ordinary share of £1

(9)	Share capital - Payment Up:	All of the issued shares in the capital of the company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	The Company

(11)	Beneficial owners:	The Company

(12)	Registered office:	TouchJobs Limited 16th Floor 89 Albert Embankment London SE1 7TP

(13)	Directors:	Gary John Dannatt

(14)	Secretary:	Gary John Dannatt

(15)	Auditors:	N/A (dormant accounts)

(16)	Accounting reference date:	31 December

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SCHEDULE 2

Corporate Particulars

(1)	Company name:	Touch NW Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	04144911

(6)	Date of incorporation:	19/01/2001

(7)	Share capital - Authorised:	£1,000 divided into 1,000 ordinary shares of £1 each

(8)	Share capital - Issued:	£1 divided into 1 ordinary share of £1

(9)	Share capital - Payment Up:	All of the issued shares in the capital of the company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	The Company

(11)	Beneficial owners:	The Company

(12)	Registered office:	Touch NW Limited 16th Floor 89 Albert Embankment London SE1 7TP

(13)	Directors:	Gary John Dannatt

(14)	Secretary:	Gary John Dannatt

(15)	Auditors:	N/A

(16)	Accounting reference date:	31 December

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SCHEDULE 2

Corporate Particulars

(1)	Company name:	AskAlix Limited

(2)	Jurisdiction of incorporation:	England and Wales

(3)	Incorporating law:	Companies Act 1985

(4)	Status:	Private company limited by shares

(5)	Company number:	03762890

(6)	Date of incorporation:	29/04/1999

(7)	Share capital - Authorised:	£100 divided into 100 ordinary shares of £1 each

(8)	Share capital - Issued:	£2 divided into 2 ordinary shares of £1 each

(9)	Share capital - Payment Up:	All of the issued shares in the capital of the company have been issued as fully paid or credited as fully paid

(10)	Registered holders:	Enable Media Limited

(11)	Beneficial owners:	Enable Media Limited

(12)	Registered office:	AskAlix Limited 16th Floor 89 Albert Embankment London SE1 7TP

(13)	Directors:	Gary John Dannatt Mark Jonathan Charles Livingstone

(14)	Secretary:	Gary John Dannatt

(15)	Auditors:	N/A (dormant accounts)

(16)	Accounting reference date:	31 December

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SCHEDULE 3

The Warranties

Schedule 3
The Warranties

In this Schedule 3, references to the awareness, knowledge or belief of the Sellers or any analogous expression shall be treated as references to (i) the actual knowledge, information, belief or awareness of the Managers and (ii) the knowledge, information, belief or awareness which the Sellers would have if they had made all reasonable enquiries of each of the Managers, Barry Maloney, James Moore and Dan Lawson.

1.	General

The particulars set out in the recitals and in Schedules 1 and 2 to this Agreement are complete, true and accurate and not misleading.

2.	Sellers' authority and capacity

2.1	Each of the Sellers has all requisite power and authority to enter into this Agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

2.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) legal, valid and binding obligations on each Seller in the terms of the Agreement and such other documents.

2.3	The execution and delivery by each Seller of this Agreement and the performance of the obligations of that Seller under it and the other documents referred to in it:

2.3.1	does not and will not conflict with or constitute a default under any provision of any agreement or instrument to which that Seller is a party, or by which that Seller is bound, or the constitutional documents of that Seller;

2.3.2	does not and will not result in a breach of any order, judgement or decree of any court or governmental, administrative or regulatory body or agency to which any Seller is party or by which it is bound;

2.3.3	do not require the consent of any third party.

2.4	No Seller is the subject of any petition for bankruptcy, statutory demand or bankruptcy order, nor is any voluntary arrangement or compromise proposed with a Seller’s creditors.

3.	Sellers' Shares and the Company

3.1	The Sellers Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid up.

3.2	The Sellers’ Shares are free from all Encumbrances.

3.3	The Sellers are the legal and beneficial owners of the number of Sellers' Shares as set out against their names in Part 1 of Schedule 1.

3.4	No person is entitled or has claimed to be entitled to subscribe for, convert any security into or otherwise acquire, any shares, debentures or other securities of the Company, including pursuant to an option or warrant or other right or agreement (whether such right is contingent or not) either now or at any future date.

3.5	No Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities in any Group Company nor is there any commitment or agreement to give or create any Encumbrance.

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SCHEDULE 3

The Warranties

3.6	No Group Company has at any time purchased its own shares or redeemed or forfeited any shares, or agreed to do so, or granted an option whereby it might become liable to do so.

3.7	No share in the capital of any Group Company has been allotted at a discount or otherwise than as fully paid.

3.8	No person is a shadow director (within the meaning of section 251 of the Companies Act) of any Group Company.

3.9	Copies of the memorandum and articles of association or other constitutional and corporate documents of each Group Company Disclosed to the Purchaser are complete and accurate in all respects.

3.10	Part 2 of Schedule 2 lists all of the Subsidiaries of the Company.

3.11	The Company (or another Group Company) is the legal and beneficial owner of the whole of the issued share capital of each Subsidiary. The issued share capital of each Subsidiary is fully paid or properly credited as fully paid.

3.12	There is no Encumbrance on any of the issued, unissued or uncalled share capital of any Subsidiary, and no claim has been made by any person to be entitled to any such Encumbrance.

3.13	No Group Company owns or has any interest of any nature whatsoever in any share, debenture or other security of any kind issued by any undertaking other than the Subsidiaries.

3.14	No Group Company has any branch, agency, place of business or permanent establishment outside the United Kingdom.

4.	Insolvency

4.1	No order has been made, no resolution has been passed, no petition has been presented and no meeting has been convened for the winding up of any Group Company or for a provisional liquidator to be appointed in respect of any Group Company.

4.2	No administration order has been made, no petition for one has been presented and no notice of intention to appoint an administrator has been given in respect of any Group Company.

4.3	No administrator, receiver or administrative receiver has been appointed in respect of any Group Company or any of its assets or undertakings.

4.4	No Group Company is insolvent and no Group Company has failed or is unable to pay any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986 or any other insolvency legislation applicable to each Group Company.

4.5	No step has been taken in any applicable jurisdiction to initiate any of the actions as referred to in paragraphs 4.1, 4.2 and 4.3 above.

5.	Statutory books and documents filed

5.1	All statutory books, including all registers and minute books, of each Group Company and so far as the Sellers are aware all other records required to be kept by each Group Company under applicable law and regulation have been properly kept and are up to date and contain an accurate and complete record in all material respects of the matters with which those books should deal.

5.2	No claim, notice or allegation has been made that any of the books, registers and records referred to in paragraph 5.1 above is incorrect or should be rectified.

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SCHEDULE 3

The Warranties

5.3	All accounts, returns, particulars, resolutions and other documents required by applicable law or regulation to be delivered or publicly filed by each Group Company at the Registrar of Companies or any other governmental, regulatory or other authority of competent jurisdiction, have in all material respects been correctly made up and properly delivered and filed on a timely basis.

6.	Preparation and contents of the Accounts

6.1	The Accounts were prepared in accordance with the requirements of all relevant statutes and generally accepted United Kingdom accounting practices ("UK GAAP") and show a true and fair view of the state of affairs of each Group Company as at the Accounts Date and of the profit or loss of each Group Company for the period ending on the Accounts Date.

6.2	The Accounts were prepared applying accounting policies, standards, practices, methods and procedures consistently as from one financial year to the next and except as noted in the Accounts, the Accounts were not affected by any unusual or non-recurring items or transactions not on an arm's length basis or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

6.3	The Management Accounts:

6.3.1	were prepared in good faith and with due care;

6.3.2	fairly reflect the financial and trading position and assets and liabilities and the profits and losses of each Group Company as at their date and for the period to which they relate.

6.4	All dividends or distributions declared, made or paid by any Group Company since its incorporation have been declared, made or paid in accordance with its memorandum, articles of association and applicable provisions of the Companies Act.

7.	Events since the Accounts Date

7.1	Since the Accounts Date and other than in the ordinary course of business there has been no material change in:

7.1.1	the financial or trading position of any Group Company; or

7.1.2	the value or state of assets or amount or nature of liabilities as compared with the position disclosed in the Accounts.

7.2	Each Group Company has since the Accounts Date carried on its business in the ordinary and proper course and without interruption, so as to maintain it as a going concern and has paid its creditors in the ordinary course.

7.3	Without limitation to paragraph 7.1 above, since the Accounts Date:

7.3.1	no Group Company has incurred or committed to incur:

(a)	capital expenditure in excess of £25,000 per individual item; or

(b)	any liability whether actual or contingent in excess of £25,000 except in the ordinary course of business;

7.3.2	there has been no material decrease in turnover of any Group Company by comparison with the same period in the previous financial year;

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SCHEDULE 3

The Warranties

7.3.3	no Group Company has acquired or agreed to acquire, or is negotiating to acquire: (i) any other business or substantial part of it or any share or shares in a body corporate; (ii) any interest in, any business of or shares, debentures or other securities in, a body corporate; or (iii) any other asset, or interest in any other asset, except in the ordinary and proper course of business and on arm's length commercial terms;

7.3.4	no Group Company has disposed of or agreed to dispose of, or is negotiating to dispose of: (i) any business of, or any shares, debentures or other securities in, a body corporate; (ii) any interest in, any business of or shares, debentures or other securities in, a body corporate; or (iii) any other asset, or interest in any other asset, except in the ordinary and proper course of business and on arm's length commercial terms;

7.3.5	no Group Company has repaid all or part of any debt owed by it in advance of the due date for repayment, or agreed to do so, or has written off or released any debt owing to it;

7.3.6	no agreement or transaction has been entered into by any Group Company except on arm's length terms;

7.3.7	no dividend or distribution of profits or assets has been or would be treated as having been (or agreed to be) declared, made or paid by any Group Company;

7.3.8	no resolution of the shareholders of the Company has been passed or proposed or circulated to members;

7.3.9	no Group Company has borrowed or raised any money or taken any form of financial security;

7.3.10	no counterparty to any of the Material Contracts has ceased or restricted supplies or threatened to do so.

8.	Accounting records

8.1	Each Group Company’s accounting records comply with applicable requirements of the Companies Act in all material respects.

8.2	All relevant financial books and records of each Group Company are in its possession or otherwise under its direct control and have been properly maintained and are up to date and contain a materially complete and accurate record of all the matters required to be entered in them by applicable law and regulation.

9.	Financial commitments and borrowings

9.1	The Disclosure Letter contains details of all existing financial facilities available to each Group Company (together the "Facilities") and of the limits of those Facilities. Complete copies of all documents relating to the Facilities have been Disclosed.

9.2	The total amount borrower by each Group Company does not exceed, and has never exceeded, any limitation on its borrowing powers contained in its memorandum and articles of association or any other constitutional documents or in any of the Facilities, debenture or other agreement binding on it.

9.3	There has been no contravention by any Group Company of, or non-compliance by any Group Company with, any material terms of any of the Facilities.

9.4	No event of default has occurred which entitles any person to require the early repayment of any Facility or the creation, crystallisation or enforcement of any Encumbrance in accordance with the terms of any Facility, and no steps for any such early repayment or enforcement have been taken or threatened and no such request has been made or threatened.

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9.5	None of the Facilities is terminable as a result of the sale of the Shares to the Buyer or any other matter contemplated in this Agreement.

9.6	No Group Company is a party to, or has agreed to enter into, any lending, or purported lending, agreement or arrangement (other than agreements to give credit in the ordinary course of its business).

9.7	No person has given any guarantee of or security, comfort or indemnity for any of the Facilities or any other borrowing granted to or by any Group Company.

9.8	In the previous 3 years ending on the date of this Agreement, no Group Company has applied for, or received, any grants, investments, subsidy, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or any local or other authority.

9.9	All charges created by any Group Company and which require registration under applicable provisions of the Companies Act have been duly registered and are valid and enforceable.

10.	Debtors and creditors

10.1	There are no debts owing to any Group Company (whether or not due for payment) other than trade debts incurred in the ordinary and proper course of business.

10.2	None of the trade debtors of any Group Company is subject to any counterclaim, deduction or set off.

10.3	No Group Company has factored or discounted any debts owing to it, or has agreed to do so, or has engaged in any financing of a type which would not need to be shown or reflected in the Accounts.

10.4	No Group Company has any creditors or other liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date.

10.5	No sum is owing by any Group Company to its auditors, solicitors or other professional advisers, and no accrual ought properly to be made by such Group Company in respect of any such claim.

10.6	Annexed to the Disclosure Letter is a list of the trade creditors of each Group Company in excess of £25,000 unpaid as at the Business Day preceding the date of this Agreement.

11.	Bank accounts

The Disclosure Letter contains accurate bank account details of all exsiting current, deposit and foreign currency accounts of each Group Company.

12.	Assets

12.1	Each Group Company owned at the Accounts Date and had good title to and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good title to all the assets included in the Accounts.

12.2	All assets used by any Group Company in the course of its business as carried on at the date of this Agreement (other than any asset held under a finance lease, hire purchase and rental or credit sale agreement) are legally and beneficially owned by such Group Company free from Encumbrances, and no person has claimed to be entitled to an Encumbrance in respect of any such asset.

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12.3	So far as the Sellers are aware, all of the tangible assets owned by any Group Company, or which any such Group Company has the right to use, are either located at the Properties or are under the control of such Group Company.

12.4	No Group Company has transferred any asset to or received any asset from any Seller or any Associate of any Seller other than by way of sale for market value or by way of lawfully declared dividend.

12.5	So far as the Sellers are aware, no Group Company has been a party to any transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any Group Company is liable to be transferred or re-transferred to another person, or which gives or may give rise to a right of compensation or other payment in favour of another person.

13.	Insurance

13.1	The Disclosure Letter contains complete and accurate details of all insurance policies maintained by or on behalf of each Group Company and none of these policies is misleading.

13.2	All the insurance policies are in full force and effect, are not void or voidable and so far as the Sellers are aware nothing has been done or not done which could make any of them void or voidable.

13.3	All premiums due under the policies of insurance to which any Group Company is a party have been duly paid, all other conditions of those policies have been materially performed and observed, and no claims have been made thereunder in the previous 3 years and, so far as the Sellers are aware there are no outstanding claims or circumstances likely to give rise to a claim under any of those policies.

13.4	No Group Company has been refused insurance during the period of three years ending on the date of this Agreement.

14.	Material Contracts

14.1	True and complete copies of all Material Contracts are appended to the Disclosure Letter.

14.2	Each Material Contract is legally binding on the Company and so far as the Sellers are aware, the other parties to it, in accordance with its terms.

14.3	No Material Contract is capable of being terminated on its terms in the event of any change in the ultimate ownership or control of the Company.

14.4	No counterparty to any Material Contract has given written notice of its intention to terminate, or has sought to repudiate or disclaim or has made any complaint in respect of the performance by the Company of, any Material Contract and, so far as the Sellers are aware, there are no grounds for any such notice.

14.5	Each Material Contract is capable of complete performance in accordance with its terms by a Group Company to which it is a party and so far as the Sellers are aware has been complied with in all material respects by the parties thereto and no notice of any breach or termination thereunder has been received or served by any Group Company.

14.6	Each Group Company has observed and performed in all material respects the terms and conditions to be observed and performed under each Material Contract to which it is a party.

14.7	No threat or claim of any default has been made and/or is outstanding by or against any Group Company in relation to any Material Contract subsisting at the date of this Agreement.

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14.8	No party to any Material Contract has informed any Group Company or otherwise indicated to any Group Company that it proposes to migrate or is considering migrating or is likely to be migrating its business from the Group Companies.

14.9	No party to any Material Contract has informed any Group Company or otherwise indicated to any Group Company that it proposes or is considering, or is likely, not to renew any contract which is subject to re-tendering or renewal provisions, and so far as the Sellers are aware, no party to any Material Contract is likely not to renew, or to accept a retender, for any such contracts on the same or substantially the same terms.

14.10	Each customer under any Material Contract has been billed in all material respects in accordance with the terms of the relevant Material Contract.

14.11	No customer under any Material Contract is due to receive a payment or a credit against past invoices or a credit against future invoices, and no such credit or payment has been offered.

14.12	No Group Company is a party to any Material Contract at the date of this Agreement which:

14.12.1	is not in the ordinary course of its business, or was not entered into on arms' length terms; or

14.12.2	cannot readily be fulfilled or performed by it on time in accordance with its terms and without incurring undue or unusual expenditure of money and effort.

14.13	No Group Company has any bid, tender, sale or service proposal outstanding in relation to a Material Contract as at the date of this Agreement.

14.14	No Group Company has granted a power of attorney or other such authority (whether express or implied) which is still outstanding.

14.15	No Group Company has agreed to guarantee or provide any security or indemnity in relation to any debt or obligation of any Connected Person and (without limitation) has granted or agreed to grant any qualifying third party indemnity provision or qualifying pension scheme indemnity provision, as defined in the Companies Act.

14.16	Without limitation, no Group Company has made or agreed to make any loan or quasi loan or entered into a credit transaction (or given or agreed to give a guarantee or provide security in relation to such loan, quasi loan or credit transaction) or entered into a related arrangement or other relevant transaction or arrangement in contravention of the Companies Act. Without limitation and whether or not permitted under the Companies Act, no Group Company has made or agreed to provide a director of any Group Company with funds to meet or avoid expenditure incurred or to be incurred by him in defending any proceedings or in connection with any application for relief.

For the purpose of paragraphs 14.15 above, "Connected Person" includes each Seller, any director of any Group Company and connected persons (as defined in sections 1122 and 1123 CTA 2010) of each Seller and such directors.

15.	Licences, consents and compliance with law

15.1	Each Group Company has all material regulatory licences, authorisations, registrations, permits and consents necessary to own and operate its relevant business as carried on at Completion in all jurisdictions in which it carries on business (the "Regulatory Licences"). All such Regulatory Licences are valid and subsisting.

15.2	No Group Company is in breach of any of the material provisions of any Regulatory Licence and, so far as the Sellers are aware, there are no circumstances which give rise to any such Regulatory Licence being revoked, terminated or suspended or which might prejudice its renewal on the same terms.

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15.3	No Group Company has committed or is it liable for, and no claim has been or, so far as the Sellers are aware, will be made that any Group Company has committed or is liable for any criminal or illegal act.

15.4	So far as the Sellers are aware, none of the customers, suppliers of the Group Companies or other third parties with which the Group Companies are involved in business transactions, are prohibited from engaging in transactions with U.S. citizens, nationals or entities under applicable U.S. law and regulations including, but not limited to, regulations issued by the U.S. Office of Foreign Assets Control (“OFAC”) and none of those customers, suppliers, or other third parties are a “Specially Designated National,” as designated by OFAC.

16.	Conduct of Business

16.1	No Group Company has and no officer, nor, so far as the Sellers are aware, any agent or employee or other person acting in conjunction with or performing services for or on behalf of any Group Company, has at any time:

16.1.1	(directly or indirectly) induced a person to enter into an agreement or arrangement with any Group Company by means of offering or giving an unlawful, immoral or undisclosed payment, contribution, gift, financial or other advantage or inducement;

16.1.2	(directly or indirectly) offered, promised, given or made an unlawful financial or other advantage or made any other unlawful, immoral or undisclosed payment, contribution, gift or inducement, to any person including without limitation to a government official or employee or foreign public official;

16.1.3	(directly or indirectly) requested, received, agreed to receive or accepted an unlawful financial or other advantage or any other unlawful, immoral or undisclosed payment, contribution, gift or inducement (whether for its own benefit or the benefit of some other person);

16.1.4	improperly performed (or has requested, assented to or acquiesced in the improper performance by another person of) a relevant function or activity in the anticipation of or in consequence of the direct or indirect request for, receipt of or acceptance of a financial or other advantage by it or by some other person;

16.1.5	established or maintained any unlawful or unrecorded fund of money or other assets;

and no officer, nor, so far as the Sellers are aware, manager, director, secretary or similar officer of any Group Company (nor any person purporting to act as such) has consented, acquiesced or connived in any such action.

16.2	No Group Company is a member of any trade association, institution, compliance scheme or other unincorporated association.

16.3	So far as the Sellers are aware, no Group Company is or has been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or part infringes the competition or anti-trust law of any country in which it has assets or carries on or intends to carry on business or where its activities may have an effect.

17.	Data protection

17.1	Each Group Company has complied, so far as it is required to do so, in all material respects with the Data Protection Act 1998 and all legislation made under it.

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17.2	No Group Company has received any notice or complaint under the Data Protection Act 1998 alleging non-compliance with the act (including any information or enforcement notice, or any transfer prohibition notice) and no Group Company is aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

18.	Litigation and disputes

18.1	Neither any Group Company nor, so far as the Sellers are aware, any person for whom any such Group Company is vicariously liable is engaged, or has during the period of two years ending on the date of this Agreement been engaged, in any litigation, arbitration, mediation, conciliation, expert determination, adjudication or other dispute resolution process or administrative or criminal proceedings, whether as claimant or defendant; no Group Company has received notice that there are any such proceedings by or against the Company threatened or pending and, as far as the Sellers are aware, there are no circumstances which might give rise to any such proceedings.

18.2	No Group Company has received notice that it is subject to any investigation, inquiry or enforcement proceedings (including any criminal investigation, inquiry or enforcement action) by any governmental, administrative, regulatory or law enforcement body or agency nor is any Group Company in dispute with any such body or agency.

18.3	No Group Company is the specific and identified subject of any order or judgment given by any court or governmental authority and has not been a party to any undertaking or assurance given to, or received from, any national or supra-national authority or any court or governmental or other authority which is still in force, nor, so far as the Sellers are aware, are there any facts or circumstances which may give rise to it becoming subject to such an order or judgment or to be a party to any such undertaking or assurance.

19.	Intellectual Property

19.1	The Disclosure Letter contains an accurate, complete and up-to-date list of the Domain Names and Trade Marks

19.2	All rights in the websites used by the Group Companies in the ordinary course of its business are owned by a Group Company.

19.3	The Domain Names and the Trade Marks are registered in the name of a Group Company. All registrations of which have been renewed when due, and the Sellers are not aware of any misuse or threatened misuse of any of the Domain Names or Trade Marks by any third party.

19.4	The Companies have not granted any licence in respect of any Intellectual Property Rights.

19.5	No Group Company carries on business under a name or names other than its registered corporate or trade names.

19.6	No Group Company requires any Intellectual Property Rights other than the Owned IP and Licensed in IP and licences relating to use of the IT System to carry on its activities as carried on at the date of this Agreement.

19.7	A Group Company is the sole legal and beneficial owner of or where registered is the sole registered proprietor of all Owned IP free of any Encumbrance.

19.8	All Owned IP has either been created or developed by Employees or has been created or developed by a third party (including consultants, service providers, sub-contractor or otherwise) on terms transferring ownership to the relevant Group Company without conditions or restrictions, or with restrictions which have been satisfied.

19.9	Where the Owned IP is registered, so far as the Sellers are aware, such Owned IP is valid and enforceable and not subject to any claims, challenges or proceedings.

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19.10	So far as the Sellers are aware, no third party has infringed or made unauthorised use of any Owned IP.

19.11	So far as the Sellers are aware, no Group Company has:

19.11.1	incorporated or combined open source materials with the Owned IP; or

19.11.2	distributed or licensed open source materials in conjunction with the Licensed Out IP.

19.12	So far as the Sellers are aware, the exercise by any Group Company of any rights:

19.12.1	does not infringe or has not infringed any Intellectual Property Rights or other rights of any person or contains anything which is pornographic, obscene or defamatory;

19.12.2	does not involve or has involved the unauthorised use of any confidential information of any person; or

19.12.3	is not contrary to any applicable law, rules and/or regulations (including without limitation those of any union or guild having jurisdiction or any Group Company).

19.13	Each Group Company has at all times kept confidential and has only disclosed any confidential information relating to or used in its business, the disclosure of which might cause loss or damage to or adversely affect the relevant Group Company, subject to the terms of non-disclosure agreement.

20.	Real estate

20.1	No Group Company has any liability (whether actual or contingent) to perform or observe any obligation in respect of any land or buildings formerly owned or occupied by it.

20.2	No Group Company has any liability as guarantor to perform or observe any obligation in respect of any land or buildings.

20.3	The Properties comprise all the properties owned, occupied or otherwise used by any Group Company for the purposes of its business.

20.4	Those of the Properties which are occupied or otherwise used by the Company in connection with its business are occupied under lease or licence.

20.5	Save as Disclosed, there are no other licences or supplemental or collateral documents in relation to the Leases.

20.6	The particulars of the Properties set out in the Disclosure Letter are true complete and accurate and such Properties are occupied under the terms of the leases as contained in the Disclosure Letter ("Leases") and no other terms.

20.7	The Company has in its possession or control, in relation to each Lease:

20.7.1	evidence of the reversioner's title to the Lease;

20.7.2	any superior landlord consents required to grant the Lease;

20.7.3	copies of all assignments or transfer of the Lease;

20.7.4	evidence of the current annual rent payable under the Lease; and

20.7.5	evidence of the current amount of any rent deposit held by the landlord to the Lease.

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20.8	The Properties are free from mortgages, debentures, charges, rent charges, liens or other Encumbrance.

20.9	The Properties are not subject to outgoings other than business and water rates, rent, insurance premiums and service charges.

20.10	Each relevant Group Company has paid the rent and observed and materially performed the covenants on the part of the tenant and the conditions contained in any Lease to which it is a party (which expression in this paragraph 20.10 includes underleases) and in any supplemental or collateral documentation. No landlord has notified the Group Companies that it intends to take any payments or make any deduction from any rent deposit held by the landlord as security for the performance of any of the Group Company's obligations under any Lease.

20.11	No rent review is outstanding or in progress under any of the Leases.

20.12	No obligation necessary to comply with a notice given by or other requirement of the landlord under any Lease is outstanding and unperformed.

20.13	No notice to determine any Lease has been served on any Group Company.

20.14	No notices have been received to terminate any Lease.

20.15	No notices have been received in connection with any renewal proceedings in respect of any Lease.

20.16	No Group Company has granted any underleases, licences or rights to occupy to any third party in respect of any of the Properties.

20.17	Each of the Properties is in a reasonable state of repair.

20.18	There are no development works, redevelopment works or fitting-out works to be carried out by the Sellers.

20.19	During the relevant Group Company's occupation and so far as the Sellers are aware, none of the Properties have materially suffered from any of the following:

20.19.1	flooding;

20.19.2	subsidence;

20.19.3	heave;

20.19.4	landslip;

20.19.5	mining activities; or

20.19.6	major structural defects.

20.20	As far as the Sellers are aware, no notices, complaints or requirements have been received by any Group Company (whether formally or informally) from any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the current use of the Properties or any machinery, plant or equipment in them.

20.21	There exists no dispute between any Group Company and any landlord of the Properties nor any third party nor the owner or occupier of any other premises adjacent to or neighbouring the Properties.

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20.22	All obligations of the Company under the Deed of Surrender and Agreement for Surrender have been complied with and no further liabilities have been incurred by the Company relating to the relevant surrenders following the date thereof.

20.23	No claim has been made against the Company by the landlord or any other third party in respect of:-

20.23.1	the Company continuing to be registered as holder of those parts of real estate the subject of the Deed of Surrender and Agreement for Surrender notwithstanding such surrender has been completed; or

20.23.2	any failure to by the Company to register the lease in respect of the Stockton Property within the time period required by law.

20.24	The maximum amount received by the Company or its Subsidiaries from One North East by way of a grant to Enable Media Limited to expand the Stockton Property (and therefore the maximum amount that could be required to be repaid) is £135,000.

21.	Employees

21.1	The Disclosure Letter contains copies of the standard terms of employment relating to Enable Media Limited and Touch Local Limited and there are no material deviations from those standard terms save in relation to those employment contracts Disclosed ("Employees").

21.2	To the extent not Disclosed under paragraph 21.1 above, the Disclosure Letter contains copies of all terms and conditions of all persons providing services to any Group Company under a contract personally, or via a service company ("Workers").

21.3	A copy of each Group Company's employee handbook and any other policies, or procedures, whether or not contractual, which apply to any Employee or Worker have been Disclosed.

21.4	No person who has previously worked for any Group Company now has a right to return to work or a right to be reinstated or re-engaged by such Group Company.

21.5	Since the Accounts Date there has been:

21.5.1	no material alteration in the terms of employment or any material change in the number of employees employed by any Group Company; or

21.5.2	any material increase in any fees, remuneration or benefits paid or payable to any officer or employee or worker of any Group Company; and

21.5.3	so far as the Sellers are aware no proposal, assurance or commitment has been communicated to any employee, officer or worker of any Group Company in respect of the same.

21.6	The Disclosure Letter contains details of any agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any of the persons employed or engaged or formerly employed or engaged by any Group Company or for the benefit of dependants of such persons.

21.7	Other than salary or earned commissions for the current month, reimbursement of out-of-pocket expenses and pay in respect of accrued but untaken holiday for the current holiday year, no amount is owing to any present or former officer, Employee or Worker.

21.8	No Group Company has an obligation to make any severance/separation payment or payment on redundancy in excess of the statutory redundancy payment and no Group Company has operated any discretionary practice of making any such severance/separation payments or excess payments and there is no agreed procedure for redundancy selection.

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21.9	The Disclosure Letter contains details of any outstanding offer of employment made to any individual by any Group Company.

21.10	The Disclosure Letter contains details of all Employees or Workers who are on secondment, maternity, paternity, adoption or other leave (other than annual leave) or absent due to ill health.

21.11	No Employee or Worker has given notice of resignation or is under notice of dismissal which has not expired, nor is there any plan or proposal to dismiss any Employee or Worker. As far as the Sellers are aware no senior or executive employee proposes to resign from his or her employment save as expressly provided in this Agreement.

21.12	There are no terms of employment or engagement of any senior or executive person employed or engaged by any Group Company which provide that a change in control of the Company (however defined) shall entitle such person to any payment or to treat himself as redundant or otherwise dismissed or released from any obligation to the relevant Group Company and no person employed or engaged by any Group Company shall be entitled to treat such change of control as amounting to a breach of contract.

21.13	No Group Company is a party to any consultancy agreement, any agreement for management services or any contract for services with any executive director.

21.14	There is no share option or share incentive scheme in operation by or in relation to any Group Company for any of its officers, employees or workers nor is the introduction of such a scheme proposed.

21.15	There is no outstanding or threatened claim, dispute, legal proceeding or formal grievance against any Group Company by any Employee or any former employee or Worker or former worker in relation to his or her employment or engagement and so far as the Sellers are aware there exist no facts or circumstances that would reasonably be expected to form the basis for any such claim, dispute, legal proceeding or formal grievance, or multi-employee dispute.

21.16	No Employee or Worker of any Group Company is subject to a current grievance or disciplinary warning or procedure at the date of this Agreement.

21.17	Every Employee and Worker has current permission to work lawfully for a Group Company in the UK as applicable.

21.18	There are no collective agreements in place at any Group Company (whether formal or informal, in writing or otherwise).

21.19	No Group Company has made any loan or advance, or provided any other form of financial assistance, to any Employee or Worker that is still outstanding.

21.20	There are no current or proposed agreements between any Group Company and any trade union or other body representing the Employees nor are there any works councils or staff associations or other employee representatives in place.

21.21	There are no pension plans, entitlements or arrangements or retirement plans applicable to Employees or Workers save as set out in the Disclosure Letter.

21.22	Each Group Company has maintained adequate and suitable records in relation to all Employees and Workers.

21.23	No subject access requests made to any Group Company pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding.

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22.	Information technology

22.1	Each Group Company either:

22.1.1	owns the IT Systems solely legally and beneficially and free from Encumbrances; or

22.1.2	is permitted to use the IT Systems under a valid and enforceable agreement or agreements to which such Group Company is a party.

22.2	The Disclosure Letter contains details of all material agreements or arrangements relating to the IT Systems, to which any Group Company is a party and under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System (including, without limitation, lease, hire purchase, licence, development, maintenance and support, services, security, disaster recovery and escrow agreements), and copies of all such agreements have been Disclosed ("IT Contracts").

22.3	The IT Contracts are valid and binding and so far as the Sellers are aware, no act or omission has occurred which would, with the giving of notice or lapse of time, constitute a breach of any such contract.

22.4	There are no existing claims, disputes or legal proceedings arising or so far as the Sellers are aware threatened under any IT Contracts.

22.5	So far as the Sellers are aware, no IT Contract will not be renewed on the same or substantially the same terms when they expire.

22.6	No Group Company is provided with any IT Systems by or on behalf of, and makes no use of any IT Systems owned or used by, any Seller or any Associate of any Seller.

22.7	The IT Systems used by any Group Company are in reasonable working order and have been regularly maintained.

22.8	The elements of the IT Systems have sufficient capacity and performance to meet the current business requirements of the Group Companies.

22.9	No Group Company has suffered a material disruption or interruption to its business in the last two years due to any failure or breakdown of the IT Systems used by it (or any part of them).

22.10	Each Group Company maintains:

22.10.1	physical security processes and software designed to protect the IT Systems used by it and any data held on such systems;

22.10.2	procedures designed to prevent unauthorised access or the introduction of viruses or similar destructive code to the IT Systems;

22.10.3	procedures designed for the taking and storing on-site and off-site of back-up copies of the Software used by it and any data held on the IT Systems; and

22.10.4	back-up systems and disaster recovery systems and procedures designed to enable it to continue to function without any material disruption or interruption in the event of a failure or breakdown of any part of the IT Systems used by it or the destruction, corruption or loss of access to any of the data held thereon.

23.	Pensions

23.1	The Companies do not and has not paid, provided or contributed towards, and the Company is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any Retirement Benefits for or in respect of any person or any other costs or expenses in respect of the provision of any such benefits.

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23.2	The Companies have complied with all statutory obligations regarding pension provision for its employees, officers and workers, including in respect of the Welfare Reform and Pensions Act 1999, the Pensions Act 2004 and the Pensions Act 2008.

23.3	So far as the Sellers are aware, no circumstances exist as a result of which the Companies might be issued with a contribution notice under sections 38 to 51 of the Pensions Act 2004.

23.4	The Companies are not under any obligation to indemnify any person in connection with any occupational pension scheme.

23.5	For the purpose of sections 38 to 51 of the Pensions Act 2004, the Companies are not, nor within the last two years has been, an associate of, or connected with, any person who is an employer in relation to any defined benefit pension scheme.

23.6	No rights under an occupational pension scheme in respect of any person have transferred to the Company as a result of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

24.	Tax Warranties

24.1	General/Compliance

(a)	All Tax liabilities, whether actual or deferred of a Group Company measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed for Tax purposes to occur on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts in accordance with UK GAAP.

(b)	Since the Accounts Date, no Group Company has been involved in any transaction and no Event has occurred which has given or may give rise to a liability to Tax on a Group Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than Tax in respect of normal trading income or receipts of the Group Company arising from transactions entered into in the ordinary course of business.

(c)	Since the Accounts Date or if earlier the date to which the last filed tax computation has been prepared, no Group Company has made, or incurred any liability to make, any payment in excess of £10,000 which will not be deductible (as a revenue deduction) for the purposes of corporation tax (or any corresponding Tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Group Company or in computing the corporation tax or corresponding Tax chargeable on the Group Company.

(d)	Since the Accounts Date no accounting period of a Group Company has ended as referred to in Chapter 2, Part 2 Corporation Tax Act 2009.

(e)	All returns, notices and other material documents and information which are or have been required to be provided by a Group Company for any Tax purpose to all relevant Tax Authorities have been made on a proper basis, were provided within applicable time limits, were accurate and complete in all material respects when provided and remain accurate and complete in all material respects and none of them are, so far as the Sellers are aware, likely to be the subject of any dispute with any Tax Authority.

(f)	All amounts of Tax that a Group Company is or has been obliged to pay (insofar as such Tax ought to have been paid) has been paid and the Group Companies have duly deducted and accounted for to the relevant Tax Authorities all amounts from any payments where required to do so by law, and all such amounts have been paid or deducted and accounted for within the applicable time limits.

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The Warranties

(g)	The Group Companies have at all times maintained such records, invoices and other documents (as the case may be) as are required by law for the purposes of Tax.

(h)	No payments of Tax by a Group Company are dependent on or calculated in accordance with any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) with a Tax Authority.

(i)	There is not, and has not been in the last 6 years, any non-routine enquiry, investigation or material dispute involving a Group Company with any Tax Authority, and as far as the Sellers are aware, there are no circumstances existing which make it likely that an investigation, enquiry or non-routine visit will be made by any Tax Authority.

(j)	No Group Company is and, so far as the Sellers are aware, will become liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax or to make reimbursement or indemnity in respect of any Tax, for which any other person, or company is or may be primarily liable.

(k)	No Group Company has, within the last 6 years, paid or become liable to pay and, so far as the Sellers are aware, there are no circumstances in existence prior to Completion by reason of which it is, or they are likely to become liable to pay to any Tax Authority, any material penalty, fine, surcharge or interest in respect of Tax.

(l)	All transactions in respect of which any consent or clearance was required by law from any Tax Authority have been entered into or carried out by the Group Companies after such consent or clearance has first been obtained, and so far as the Sellers are aware, any such clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material information in connection with such consent or clearance, and all such transactions for which consent or clearance has been obtained has been carried out in accordance with the terms of such consent or clearance.

(m)	All employer and employee National Insurance contributions and all income Tax deductible and payable and due to HMRC under the P.A.Y.E. system by the Group Companies up to the date of this Agreement have been paid by the due date for such payment.

24.2	Close companies and inheritance tax

(a)	The Group Companies are close companies within the meaning of section 439 of the Corporation Tax Act 2010.

(b)	The Group Companies have never been close investment-holding companies (as defined in Section 34 of the Corporation Tax Act 2010).

(c)	No loan or advance within sections 455, 459 and 460 of the Corporation Tax Act 2010 has been made or released by a Group Company and there is no agreement or arrangement for such loan advance to be made or released.

(d)	No Group Company has met any expenses for participators treated as a distribution by virtue of section 1064 of the Corporation Tax Act 2010 and there has been no alteration of the share or loan capital of a Group Company within section 98 of the Inheritance Tax Act 1984 (“IHTA”).

(e)	No Group Company has made any transfers of value within sections 94 and 202 of the IHTA, nor has it received any value such that a liability might arise under section 199 of the IHTA, nor has it been a party to associated operations in relation to a transfer of value as defined in section 268 of the IHTA.

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SCHEDULE 3

The Warranties

(f)	No Group Company has received any asset as mentioned in section 282 of the TCGA.

(g)	So far as the Sellers are aware, there are no circumstances whereby any such power as is mentioned in section 212 of the IHTA could be exercised in relation to any shares in, securities of, or assets of a Group Company.

(h)	There is no unsatisfied inheritance tax liability attached to the Shares or any asset of a Group Company and none of them are subject to any HMRC charge as mentioned in section 237 and 238 of the IHTA.

24.3	Dividends and distributions

No dividend or other distribution of profits or assets within the meaning of section 1000 or sections 1022-1027 of the Corporation Tax Act 2010, has been or agreed to be declared, made or paid by a Group Company except as provided for in its audited accounts, nor has the Company made such distributions since the Accounts Date nor is the Company bound to make any such distributions.

24.4	Company residence

Each Group Company is resident for Tax purposes in the United Kingdom and is not and has not in the last six years been resident or liable to Tax in any other jurisdiction (including under a double taxation agreement), and does not have and has not at any time had any branch, agency or permanent establishment outside the United Kingdom or itself constitutes an agent or permanent establishment of any person for any Tax purpose.

24.5	Value added tax (VAT)

(a)	Each Group Company makes no supplies other than taxable supplies for the purposes of VAT and obtains credit for all input tax paid or suffered by it.

(b)	The Group Companies are registered for VAT purposes as part of a group of which the Company is the representative member but no act or transaction has been effected, and no circumstances exist, in consequence whereof a Group Company is or may be held liable by HMRC for any VAT calculated by reference to the supply of goods or services by or to any other company outside the VAT group.

(c)	No Group Company does holds any interest in any buildings or land in respect of which it or any relevant associate (as defined for the purposes of paragraph 3(7) of Schedule 10 of the VATA) of a Group Company has made an option to tax in accordance with the provisions of paragraph 2 of Schedule 10 to the VATA, nor is any Group Company contractually committed (contingently or otherwise) to receive any supply in respect of which such an option has been made.

(d)	No Group Company is the owner or to be treated as the owner of a capital item to which Part XV of the Value Added Tax Regulations 1995 applies.

24.6	Stamp duty/stamp duty land tax/stamp duty reserve tax

(a)	All documents in the possession or under the control of each Group Company which establish or are necessary to establish the title of the Group Company to any asset or to enforce any rights in respect of such assets have been duly stamped or adjudicated not liable and any applicable stamp duties, stamp duty land tax or charges in respect of such documents or transactions whether in the United Kingdom or elsewhere have been duly accounted for and paid by the Group Company and no such documents which are outside of the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

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The Warranties

(b)	The Group Companies have complied in all respects with the provisions of Part IV of the Finance Act 1986 (stamp duty reserve tax) and Part 4 of the Finance Act 2003 (stamp duty land tax) and with any regulations made thereunder.

(c)	No Group Company has made any claim for relief from stamp duty under section 42 of the Finance Act 1930, section 151 of the Finance Act 1995 or under section 76 of the Finance Act 1986.

(d)	No Group Company has entered into a land transaction where there may be an obligation in the future to make a return in accordance with section 80 of the Finance Act 2003.

24.7	Share Schemes

No employee or officer of a Group Company (including current or previous officers or employees and any associated persons as defined in Section 421C of the ITEPA has acquired, been granted, awarded or issued any security, interest in security or security option in the circumstances described within Part 7 (and Schedules 2 to 5) of the ITEPA.

24.8	Capital Expenditure

If each Group Company disposed of each of its assets, or pool of assets, (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) for a consideration equal to their book value as shown in or adopted for the purpose of the Accounts, no balancing charge under the Capital Allowances Act 2001 (or any other legislation relating to capital allowances) would arise on the disposal of such assets.

24.9	Groups

(a)	The entry into or Completion of this Agreement will not result in any charge to Tax on a Group Company, whether pursuant to section 179 of the Taxation of Chargeable Gains Act 1992 or section 780 of the Corporation Tax Act 2009.

(b)	No Group Company has entered into any election pursuant to sections 171A or 179A of the TCGA or section 792 of the Corporation Tax Act 2009 and there is no intention and/or agreement for a Group Company to enter into any such election prior to Completion.

(c)	There are set out in the Disclosure Letter (with express reference to this paragraph) full particulars of all arrangements relating to relief under Part 5 of the Corporation Tax Act 2010 ("group relief") to which a Group Company is a party and full particulars of all claims for group relief which have been made within the last 6 years and:

(i)	details of any payment which a Group Company has made or is liable to make under any arrangement or agreement for the surrender of group relief to that Group Company; and

(ii)	all payments due to the Group Company under any arrangement or agreement for surrender of group relief by it for periods ending on or prior to Completion.

(d)	There are set out in the Disclosure Letter (with express reference to this paragraph) details of any group payment arrangements under sections 59F to 59H of the Taxes Management Act 1970 to which a Group Company is, or has in the last 6 years been, party.

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24.10	Loan Relationships and Derivative Contracts

(a)	All interests, discounts or premiums payable by a Group Company in respect of its loan relationships (within the meaning of sections 302, 303 and 305 of the Corporation Taxes Act 2009) are eligible to be brought into account by the Group Company as a debit for the purposes of Part 5 of the Corporation Tax Act 2009 at the time and to the extent that such debits are recognised in the statutory accounts of the Group Company.

(b)	No loan relationship of a Group Company is for an unallowable purpose as defined in section 442 of the Corporation Tax Act 2009.

24.11	Tax Avoidance

So far as the Sellers are aware, no Group Company has been involved in any transaction or series of transactions designed solely or mainly for the purpose of avoiding the the Tax liability of any person.

24.12	Transfer pricing

So far as the Sellers are aware, all arrangements, transactions or series of transactions between a Group Company and any related person have been and are on arm's length terms, and no Group Company has been, nor so far as the Sellers are aware, is, liable to have its profits for Tax purposes adjusted by reason of any provision of Tax law concerning the adjustment of profits of associated enterprises including, without limitation, Part 4 of the Taxation (International and Other Provisions) Act 2010 (provisions not at arm's length) and no Group Company is in dispute with any Tax Authority in relation to the application of any such provision.

24.13	Intangible Assets

The Disclosure letter sets out the amount of expenditure on each of the intangible fixed assets (within the meaning of part 8 to the Corporation Tax Act 2009) of each Group Company, and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to each Group Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

24.14	Tax Losses

At the Accounts Date the Group had brought forward trading losses for tax purposes of £41,052,328.

25.	Financial Due Diligence Memorandum

The information contained in the Financial Due Diligence Memorandum is true and accurate in all material respects and not misleading in any material respect.

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SCHEDULE 4

Consideration Shares

Schedule 4
Consideration Shares

Part 1 - Consideration Shares

1.	In this Schedule, unless the context otherwise requires:

"Common Stock" means the common stock of $0.001 each in the capital of the Purchaser; and

"Disposal" means the transfer of any Restricted Security or the grant of any interest in any Restricted Security or of any right attaching to any Restricted Security or the creation of any Encumbrance over a Restricted Security;

"Restricted Security" means any Consideration Share or other security for the time being (a) convertible, exchangeable or exercisable into any Consideration Share or (b) otherwise representing or derived from a Consideration Share (whether by way of consolidation, sub-division, capitalization, exchange or rights issue or otherwise).

“SEC” means the United States Securities and Exchange Commission.

2.	The Restricted Securities will rank pari passu in all respects with the Common Stock in issue at the date of their allotment.

If, at the date of allotment of the Restricted Securities, the ordinary share capital of the Purchaser is listed on NASDAQ (or other securities exchange or marketplace) the Purchaser shall use all reasonable endeavours to ensure that all the Restricted Securities are admitted to NASDAQ (or such other exchange or marketplace) in accordance with the applicable regulations on or as soon as reasonably practicable after their allotment.

Part 2 - Restriction on Disposals

3.	Each Seller severally undertakes to the Purchaser that, unless otherwise specially consented to by the Purchaser, he shall not make any disposition of any of the Restricted Securities, by any means, until the date that is 60 days after the date of Completion.

4.	Notwithstanding the foregoing, the foregoing restrictions shall not apply to a disposition to a third party that (x) enters into a definitive written agreement with the Purchaser to consummate a transaction that would result in such third party obtaining a majority of the total outstanding number of the Purchaser's voting securities (including by means of merger, consolidation, sale of the Purchaser's equity interests or any combination thereof) or (y) commences a tender offer or an exchange offer for a majority of the total outstanding number of the Purchaser's voting securities, in each case of clauses (x) and (y) which is approved by the board of the Purchaser.

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Consideration Shares

Part 3 - Form S-3 Registration

5.	As promptly as practicable following the Completion, and in any event on or before the thirtieth (30th) day thereafter, the Purchaser shall file (at its sole expense) with the SEC and shall use reasonable efforts to have declared effective a shelf registration statement on Form S-3 for the registration of the resale of all of the Restricted Securities of the Sellers and providing for the offer and sale by the Sellers of the Restricted Securities in any manner permitted by Form S-3 and applicable Law (a "Shelf Registration Statement'), which Shelf Registration Statement shall permit offerings of Restricted Securities on a delayed or continuous basis in accordance with Rule 415 of the Securities Act. Purchaser shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) the date that is one (1) year following the effective date of such Shelf Registration Statement or (ii) the time all Restricted Securities covered thereby have been sold; provided, however, that at any time, for a period not to exceed sixty (60) days thereafter (the "Suspension Period"), Purchase may delay the filing or effectiveness of the Shelf Registration Statement (and the Sellers hereby agree not to offer or sell any Restricted Securities pursuant to such registration statement during the Suspension Period); provided, further, however, the period that such Shelf Registration Statement shall be kept continuously effective shall be extended by the length of any such delay. Purchaser shall notify the Sellers promptly after it shall receive notice thereof, of the date and time the Shelf Registration Statement and each post-effective amendment to such Shelf Registration Statement becomes effective or a supplement to any prospectus forming a part of such Shelf Registration Statement has been filed. Purchaser shall take all reasonable efforts to cause its transfer agent to promptly comply with a written request by a Seller of Restricted Securities or its broker (accompanied by customary supporting representation letters and similar materials, including such materials customarily required for delivery of an opinion of Purchaser counsel) upon the sale by such Seller of any shares of Restricted Securities that are sold pursuant to the effective Shelf Registration Statement to remove the book entry restrictions containing the substance of all applicable legends with respect to such shares, if any (including, without limitation, taking all reasonable efforts to cause its counsel to issue customary opinions upon receipt of customary supporting materials from the applicable Seller of Restricted Securities and its broker), and otherwise facilitate the movement of such shares from restricted to unrestricted accounts at the request of any Seller upon such sale, and to promptly respond to any reasonable broker’s inquiries in connection therewith made of Purchaser and to take such other reasonable and customary steps in connection therewith as are within Purchaser’s control in connection with such sales, in each case with a view to reasonably assisting each Seller to complete such sale during such period of effectiveness. The Shelf Registration Statement shall include in the Plan of Distribution, or other similar section, a description of the potential manner of resales of the Restricted Securities as is requested by each Seller and is not inconsistent with the requirements of Form S-3.

Purchaser shall indemnify and hold harmless each Seller whose Restricted Securities are included in the Shelf Registration Statement, each of its officers, directors, members stockholders and partners and each person controlling such Seller within the meaning of Section 15 of the Securities Act, from and against any losses (joint or several), claims, damages or liabilities to which such Seller, or any such officer, director, member, stockholder, partner or controlling person may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the in such registration statement or in any disclosure package relating to the offering and sale of such Restricted Securities prepared by Purchaser or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto (for the purposes of this Schedule, the “Offering Documents”), (ii) any omission or alleged omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by Purchaser of the Securities Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), any state securities law or any rule or regulation under the Securities Act, 1934 Act or any state securities law. Purchaser will reimburse each Seller and each of its officers, directors, members, stockholders and partners and each person controlling such Seller, as the case may be, for any reasonable legal and any other expenses incurred in connection with investigating, preparing or defending any such loss, claim, damage or liability; provided, however, that Purchaser will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Purchaser by or on behalf of such Seller specifically for use in the preparation of the Offering Documents.

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Consideration Shares

To the extent permitted by law, each Seller will, if Restricted Securities held by such Seller are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless Purchaser, each of its affiliates, the officers, directors, employees and agents of Purchaser or its affiliates, and each person, if any, who controls Purchaser (within the meaning of Section 15 of the Securities Act), and any underwriter against any losses (joint or several) to which Purchaser or any such director, officer, employee, agent, controlling person, or underwriter, may become subject under the Securities Act, the Exchange Act or other federal or state law, solely to the extent that such losses (or actions in respect thereto) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents, (ii) the omission or alleged omission to state in such information delivered for inclusion in any Offering Documents a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by any Seller of the Securities Act, the 1934 Act, any state securities law or any rule or regulation under the Securities Act, 1934 Act or any state securities law (collectively, a “Seller Violation”), in each case solely to the extent that such Seller Violation occurs in reliance upon and in conformity with written information furnished to Purchaser by such Seller under an instrument duly executed by such Seller and stated to be specifically for use in connection with such Offering Document; and each such Seller will reimburse any legal or other expenses reasonably incurred by the Purchaser or its affiliate or any such director, officer, employee, agent, controlling person, or underwriter, in connection with investigating or defending any such loss or action if it is judicially determined that there was such a Seller Violation; provided, however, that the indemnity agreement contained herein shall not apply to amounts paid in settlement of any such loss or action if such settlement is effected without the consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that in no event shall any liability of any Seller hereunder exceed the dollar amount of the net proceeds from the offering received by such Seller upon the sale of the Restricted Securities giving rise to such indemnification obligations.

Purchaser shall pay all fees and expenses incident to the performance of or compliance with this Schedule 4 (excluding underwriting discounts and commissions), including without limitation (a) all registration and filing fees and expenses incurred by Purchaser, including, without limitation, those related to filings with the SEC, any public trading market, any required filing with the Financial Industry Regulatory Authority, and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including, without limitation, expenses of printing certificates for Restricted Securities), (c) fees and disbursements of counsel for Purchaser, (d) fees and expenses of all other persons retained by Purchaser in connection with the consummation of the transactions contemplated by this Schedule 4, and (e) all listing fees to be paid by Purchaser to the applicable public trading market.

Part 4 – Sellers’ Representations in respect of the Consideration Shares

(a)	Each of the Sellers, its advisers, if any, and its designated representatives, if any, have the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Purchaser, and have carefully reviewed and understand the risks of, and other considerations relating to, the acquisition of the Consideration Shares and the tax consequences of the investment, and have the ability to bear the economic risks of the investment.

(b)	Each of the Sellers is acquiring the Consideration Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. Each of the Sellers understands and acknowledges that the Consideration Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Each of the Sellers further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Consideration Shares. Each of the Sellers understands and acknowledges that the offering of the Consideration Shares pursuant to this Agreement will not be registered under the Securities Act nor under the state securities laws on the ground that the sale provided for in this Agreement and the issuance of the Consideration Shares hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

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Consideration Shares

(c)	Each of the Sellers, its advisers, if any, and its designated representatives, if any, have had an opportunity to discuss the Purchaser’s business, management and financial affairs with its management and to examine the Purchaser’s filings with the Securities and Exchange Commission. Each of the Sellers understands that such discussions were intended to describe the aspects of the Purchaser’s business and prospects which the Purchaser believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, the Purchaser makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Purchaser.

(d)	Each of the Sellers is either (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, or (b) not a “U.S. Person” as defined in Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, and, shall submit to the Purchaser such further assurances of such status as may be reasonably requested by the Purchaser.

(e)	Solely with respect to each of the Sellers that is not a “U.S. Person”, such Seller agrees that it is acquiring the Consideration Shares in an offshore transaction pursuant to Regulation S and hereby represents to the Purchaser as follows:

(i)	Each of the Sellers is outside the United States when receiving and executing this Agreement, the Consideration Shares were not offered to any of the Sellers in the United States, and the persons acting on the Sellers’ behalf in connection therewith were not in the United States when the negotiation, execution and delivery of this Agreement took place;

(ii)	Each of the Sellers has not acquired the Consideration Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Consideration Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Consideration Shares; provided, however, that each of the Sellers may sell or otherwise dispose of shares of Consideration Shares pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(iii)	Each of the Sellers understands and agrees that offers and sales of any of shares of Consideration Shares prior to the expiration of a period of six months after the date of transfer of the Consideration Shares under this Agreement (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom, and in each case only in accordance with all applicable securities laws;

(iv)	Each of the Sellers understands and agrees not to engage in any hedging transactions involving the Consideration Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the Securities Act; and

(v)	Each of the Sellers hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the acquisition of the Consideration Shares, including: (a) the legal requirements within its jurisdiction for the purchase of the Consideration Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Consideration Shares. Such Seller’s subscription and payment for, and its continued beneficial ownership of the Consideration Shares, will not violate any applicable securities or other laws of each of the Seller’s jurisdiction.

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SCHEDULE 4

Consideration Shares

(f)	Each of the Sellers represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in it, nor any person on whose behalf each of the Sellers is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Purchaser pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Person”). Each of the Sellers will provide the Purchaser, promptly upon request, all information that the Purchaser reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. Each of the Sellers consents to the disclosure to U.S. regulators and law enforcement authorities by the Purchaser and its affiliates and agents of such information about each of the Sellers as the Purchaser reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. If any of the Sellers is a financial institution that is subject to the USA Patriot Act, each of such Sellers represents that it has met all of its obligations under the USA Patriot Act. Each of the Sellers acknowledges that if, following its investment in the Purchaser, the Purchaser reasonably believes that each of the Sellers is a Prohibited Person or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Purchaser requests, the Purchaser has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require each of the Sellers to transfer the Consideration Shares. Each of the Sellers further acknowledges that each of the Sellers will have no claim against the Purchaser or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

(g)	Each of the Sellers or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Purchaser, the Purchaser’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Purchaser.

(h)	Each of the Sellers has adequate means of providing for its current and anticipated financial needs and contingencies, is able to bear the economic risk for an indefinite period of time and has no need for liquidity of the investment in the Consideration Shares and could afford complete loss of such investment.

(i)	Each of the Sellers is not acquiring the Consideration Shares as a result of or subsequent to any advertisement, article, notice or other communication, published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to each of the Sellers in connection with investments in securities generally.

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SCHEDULE 4

Consideration Shares

(j)	All of the information that each of the Sellers has heretofore furnished or which is set forth herein is correct and complete as of the date of this Agreement, such Seller will immediately furnish revised or corrected information to the Purchaser.

Part 4 – Transfer Restrictions in respect of the Consideration Shares

Each of the Sellers acknowledges and agrees as follows:

(a)	The Consideration Shares have not been registered for sale under the Securities Act, in reliance on the private offering exemption in Section 4(2) thereof; subject to Schedule 4, the Purchaser does not intend to register the offering of the Consideration Shares under the Securities Act; and the undersigned will not immediately be entitled to the benefits of Rule 144 or Regulation S with respect to the Consideration Shares.

(b)	Each of the Sellers understands that there are restrictions on the transferability of the Consideration Shares and that the certificates representing the Consideration Shares acquired will bear a restrictive legend (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

For U.S. Persons:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS.

For Non-U.S. Persons:

THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). ACCORDINGLY, NONE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT.

39

SCHEDULE 4

Consideration Shares

The legend(s) set forth above shall be removed and the Purchaser will issue a certificate without such legend to the holder of the Consideration Shares upon which it is stamped, if (a) such Consideration Shares are sold pursuant to a registration statement under the Securities Act, or (b) such holder delivers to the Purchaser an opinion of counsel, reasonably acceptable to the Purchaser, that a disposition of the Consideration Shares is being made pursuant to an exemption from such registration and that the Consideration Shares, after such transfer, shall no longer be “restricted securities” within the meaning of Rule 144.

(c)	No governmental agency has passed upon the Consideration Shares or made any finding or determination as to the wisdom of any investments therein.

40

SCHEDULE 5

Adjustment to the Consideration

Schedule 5
Adjustment to the Consideration

Part 1 - Calculation of Adjustment

1.	In this Schedule, unless the context otherwise requires:

"Adjustment" means the amount calculated and payable in accordance with this Schedule; and

"Estimated Working Capital" means negative £50,000, being the Sellers' estimate of the net working capital of the Companies as at the Completion Date; and

"Net Working Capital" has the meaning given to it in paragraph 3.

2.	The Adjustment to the Initial Cash Consideration shall be calculated and payable as follows:

(i)	if the Net Working Capital is an amount which is more than the Estimated Working Capital, the Adjustment payable by the Purchaser to the Sellers in Relevant Proportions shall be equal to the amount by which Net Working Capital exceeds the Estimated Working Capital; or

(ii)	if the Net Working Capital is an amount which is less than the Estimated Working Capital, the Adjustment repayable to the Purchaser by the Sellers in Relevant Proportions shall be equal to the amount by which the Net Working Capital is less than the Estimated Working Capital.

3.	For this purpose, "Net Working Capital" means the net working capital of the Companies as at the Completion Date as extracted from the Completion Balance Sheet, which shall be prepared in accordance with the following provisions of this Schedule.

4.	The Completion Balance Sheet shall be prepared:

(i)	in accordance with the specific accounting treatments set out in Paragraph 6 of this Schedule; and, subject thereto;

(ii)	insofar as it results in a treatment which complies with generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercise of accounting discretion and judgement; and, subject thereto;

(iii)	in accordance with generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board.

5.	For the avoidance of doubt:

(i)	paragraph 4(i) shall take precedence over paragraphs 4(ii and 4(iii); and

(ii)	paragraph 4(ii) shall take precedence over paragraph 4(iii).

41

SCHEDULE 5

Adjustment to the Consideration

6.	For the purposes of calculating the Net Working Capital:

(i)	the Purchaser shall prepare a consolidated balance sheet of the Companies as at the Completion Date in the form set out in part 3 of this Schedule and otherwise in accordance with this Schedule (the "Completion Balance Sheet") which shall be prepared by the Company;

(ii)	the Completion Balance Sheet shall only take account of information available to the parties at the date of delivery of the statement from the Purchaser to the Sellers in accordance with paragraph 7 below (the "First Delivery Date") and not take account of any event happening after the First Delivery Date (except in relation to information known to the parties about that event at the First Delivery Date);

(iii)	the Completion Balance Sheet shall be prepared as if the Company had remained under the ownership of the Sellers;

(iv)	for the purposes of preparing the Completion Balance Sheet:

(1)	deferred revenue: any deferred revenue balances relating to sales contracts that are yet to be released to the profit and loss account are excluded from the calculation on the basis that all costs and expenses related to those transactions have already been expensed by the Companies and no further expenses will be incurred over the remaining terms of each contract;

(2)	Indebtedness: no provision shall be made for any of the Indebtedness;

(3)	Indemnities: no provision shall be made for any matter which is the subject of any of the Indemnities;

(4)	Provision for bad and doubtful debts: provision shall be made for all debts owed which are reasonably expected to be uncollectable;

(5)	Provision for cash in transit: an asset shall be included for cash amounts remitted by credit card processors prior to Completion but in transit at the time of Completion;

(6)	Provision for Security Deposit: an asset shall be included for the amount on deposit with credit card processors as at Completion;

(7)	Web.com invoice: all Web.com invoices raised against the Companies covering the period ended 30 June 2014 have been included within the Estimated Working Capital and accordingly there shall be no further provision for these. However, an amount shall be included in an amount to be agreed between the Managers and the Purchaser reflecting invoices for the period from 1 July 2014 up to the Completion Date;

(8)	a liability shall be included in the Completion Balance Sheet for any corporation tax payable arising from any matter, transaction or event arising prior to Completion and will be calculated on the assumption that the period ending on the date of Completion comprises the end of a corporation tax period;

(9)	an accrual shall be included in the Completion Balance Sheet for VAT, general sales tax or any other similar sales taxes, payroll taxes including national insurance contributions, and any penalty payments and interest charges for late payment;

(10)	no asset or liability shall be recorded in the Completion Balance Sheet in respect of deferred tax;

42

SCHEDULE 5

Adjustment to the Consideration

(11)	no relief against tax shall be shown as an asset in the Completion Balance Sheet; and

(12)	such further provisions, adjustments and allowances will be made as the parties agree to be appropriate.

(v)	the Purchaser shall certify the calculations of the Net Working Capital (based on the amounts shown in the Completion Balance Sheet);

7.	The Purchaser shall deliver to the Sellers a copy of the Completion Balance Sheet and the certified statement of the Net Working Capital as soon as reasonably practicable after it is prepared and in any event not later than the date falling 60 days after the Completion Date.

8.	Within 21 days of delivery of the Completion Balance Sheet and certified statement referred to in paragraph 7, any of the Sellers may notify the Purchaser in writing of any item or items they wish to dispute, failing which the certified statement shall be final and binding on the parties.

9.	If any item in the Completion Balance Sheet or any item in the statement of Net Working Capital is disputed in accordance with paragraph 8, the parties shall attempt to agree such item or items in dispute, and if any dispute remains after 15 Business Days, the item or items in dispute shall be determined by:

(i)	such firm of chartered accountants as the Purchaser and Sellers may agree in writing; or

(ii)	failing agreement on the identity of the firm of chartered accountants within a further seven days from the expiry of the period of [28] days referred to above, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

10.	The Adjustment (which shall be an amount in pounds sterling) shall be payable within [20] days of its being ascertained under the above provisions.

11.	The Adjustment shall be paid by payment to such account of the Purchaser’s Solicitors or Sellers’ Solicitors as they shall advise in writing not less than three Business Days prior to the due date for payment in immediately available funds.

12.	The Adjustment shall be deemed to be an increase in or, as the case may be, reduction in the Initial Consideration.

13.	The Sellers shall be entitled to the Adjustment or, as the case may be, shall be severally liable to make any repayment in the Relevant Proportions.

14.	For the purposes of calculating, determining and agreeing the Net Working Capital in accordance with this Schedule, the parties shall, and (to the extent that they are able) shall procure that the Companies shall provide each other and the accountants appointed in accordance with paragraph 9 with all information, assistance and access to books of account, documents, files and papers which they reasonably require.

43

SCHEDULE 5

Adjustment to the Consideration

Part 2 - Basis on which Independent Accountants are to act

15.	The accountants appointed under paragraph 9 of Part 1 above (the "Independent Accountants") shall act on the following basis:

(i)	they shall act as experts and not as arbitrators;

(ii)	their terms of reference shall be to determine an amount which in their opinion represents the item or items in dispute, as notified to them in writing by the Sellers or the Purchaser within 30 days of their appointment;

(iii)	the Sellers and the Purchaser shall each provide the Independent Accountants with all information which they reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Companies;

(iv)	the determination of the Independent Accountants shall (in the absence of manifest error) be conclusive;

(v)	their costs shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand; and

(vi)	if they become unwilling or incapable of acting, then a new firm of chartered accountants shall be appointed and the provisions of paragraph 9 above shall apply mutatis mutandis in relation to the making of such appointment.

44

SCHEDULE 5

Adjustment to the Consideration

Part 3 – Form of Completion Balance Sheet

[SEE ATTACHED]

45

SCHEDULE 6

Completion Obligations

Schedule 6
Completion Obligations

Part 1 - Sellers' Completion Obligations

The matters to be undertaken by the Sellers at Completion for the purposes of Clause 3.2 are as follows:

1.	Each of the Sellers shall deliver or cause to be delivered to the Purchaser:

(i)	transfers of such Sellers' Shares duly completed in favour of the Purchaser;

(ii)	any power of attorney under which any document is executed on behalf of such Sellers;

(iii)	a power of attorney in favour of the Purchaser relating to the rights attaching to the Sellers’ Shares pending registration of the transfer of such shares;

(iv)	the share certificates representing such Sellers’ Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing).

2.	The Managers shall deliver or procure to be delivered to the Purchaser:

(i)	a certificated copy of a written resolution of shareholders of the Company adopting the New Articles and providing such shareholder approvals as are required in order to permit the subscription referred to in clause 3.4 of this Agreement to proceed;

(ii)	releases in the agreed form duly executed as deeds from BMS Finance AB Limited releasing the Company, Central Index Limited and Enable Media from the charges created by the debentures dated 6 July 2011;

(iii)	release in the agreed form duly executed as a deed from Balderton Capital III L.P. releasing the Company from the charges created by the debenture dated 13 June 2012;

(iv)	letters of resignation expressed to be with effect from the end of the relevant meeting of the board of the Company and a Subsidiary (as the case may be) of each of the serving directors and secretary acknowledging that each has no claim outstanding for compensation and executed as a deed by each of them in the agreed form;

(v)	the Disclosure Letter duly executed by or on behalf of the Sellers;

(vi)	written confirmations from each of the Sellers that (1) no amounts are owing by any of the Group Companies to any Seller or any Associate of any Seller by way of fees, commissions, costs or expenses, other than in relation to those Sellers who are and will continue to be employees of any Company, unpaid salary in respect of the month in which the Completion Date falls or (2) there are no actual, potential or contingent liabilities of any Group Company to any Seller or any Associate of any Seller and (3) there will be no agreements in existence between any Group Company and any Seller or any Associate of any Seller except for continuing employment.

provided always, and it is acknowledged that the delivery of the releases referred to paragraphs (ii) and (iii) above shall only be performed once the Purchaser has performed its obligations in Part 2 of this Schedule 6 and the subscription referred to in clause 3.4 of this Agreement has been completed.

46

SCHEDULE 6

Completion Obligations

3.	The Managers shall deliver or procure to be delivered to the Purchaser as agent for the Companies:

(i)	all the statutory and minute books of the Company and each of the Subsidiaries and certificates of incorporation and certificates of incorporation on change of name (if any); and

(ii)	share certificates in respect of all issued shares in the capital of each of the Subsidiaries.

4.	The Managers shall cause a meeting of the Boards of the Company and each Subsidiary to be held on or prior to Completion and deliver to the Purchaser certified minutes of each such board meeting at which the appropriate Board shall:

(i)	approve the subscription referred to in clause 3.4 of this Agreement and the application of the proceeds of such subscription in satisfaction of the Indebtedness;

(ii)	authorise the execution of and the performance by the Company and the relevant Subsidiary (if applicable) of its obligations under this Agreement and each of the other documents to be executed by it;

(iii)	appoint David Brown, Matt McClure and Kevin Carney as Directors of the Company and each Subsidiary;

(iv)	accept the letters of resignation referred to paragraph 2(f);

(v)	(in the case of the Company's Board) vote in favour of the registration of the Purchaser as a member of the Company, subject only to the production of duly stamped and completed transfers in favour of the Purchaser in respect of the Shares;

(vi)	amend the existing authorities to banks to approve the addition of Kevin Carney and Dan Gregson as authorised signatories for all accounts.

5.	Upon completion of the subscription referred to in clause 3.4 of this Agreement and paragraph 4 (i) of this Part 1, the Sellers shall procure the repayment in full of the Indebtedness.

Part 2 - Purchaser's Completion Obligations

6.	The matters to be undertaken by the Purchaser for the purposes of Clause 3.3 are as follows:

(i)	pay to the Sellers' Solicitors Client Account the amounts set out in clause 2.2(a)(i) in immediately available funds by electronic transfer under the CHAPS system;

(ii)	pay the amount of to be paid to the Company in respect of the subscription referred to in clause 3.4(i) by paying such amount to the Sellers’ Solicitors Client Account in immediately available funds by electronic transfer under the CHAPS system, on the basis this will then be applied in the manner referred to in clause 2.5(ii);

(iii)	allot the Consideration Shares to the Sellers;

(iv)	deliver to the Sellers' Solicitors a certificate in signed by the Purchaser's agent, Computershare, confirming the issuance of the Consideration Shares to the Sellers and registration of the same as restricted stock in the books of the Purchaser;

(v)	deliver to the Sellers' Solicitors a certificate of the secretary of the Purchaser in the agreed form evidencing due authorisation of the execution of this Agreement and each of the other documents to be executed by the Purchaser and evidencing allotment of the Consideration Shares; and

(vi)	deliver to the Sellers' Solicitors the Disclosure Letter, duly signed by the Purchaser.
47

SCHEDULE 7

Witholding

Schedule 7
Withholding

1.	If, prior to the payment of the Deferred Consideration becoming due in accordance with Clause 2.3, (the "Applicable Date") the Purchaser (acting reasonably and in good faith) has notified the Sellers of its entitlement to bring any Warranty Claim (not being a claim under the Warranties relating to tax or under the Tax Covenant, to which the provisions of paragraph 5 below shall apply), the Purchaser shall be entitled, subject to the provisions of this Schedule 7, to:

(i)	delay the payment of such portion of the Deferred Consideration as is equal to 50% of the quantum of the Claim (determined in accordance with paragraph 2) (the "Deferred Consideration Withholding") until the date on which the Claim becomes a Substantiated Claim; and

(ii)	give written notice the Escrow Agents pursuant to the Escrow Letter instructing them to retain such portion of the Escrow Monies as is equal to 50% of the quantum of the Claim (determined in accordance with paragraph 2) (the "Escrow Withholding") until the date on which the Claim becomes a Substantiated Claim.

2.	For the purposes of this Schedule 7, the quantum of the Claim, and therefore the amount of the Deferred Consideration Withholding and Escrow Withholding shall be such sum as is agreed between the parties, and failing agreement within 7 days of the Purchaser having given notice of its entitlement to bring a Warranty Claim as referred to in paragraph 1, such sum as is confirmed in a written opinion by a barrister of not less than 10 years’ standing (and experienced in disputes similar to that which is the subject matter of the Claim) to be the sum which is reasonably likely to be recoverable in respect of damages if the Claim is successful.

3.	As soon as practicable after such Claim has become a Substantiated Claim, the Purchaser shall be entitled to:

(i)	retain such portion of the Deferred Consideration Withholding as is equal to 50% of the amount of the liability relating to the Substantiated Claim pursuant to the terms of the agreement, settlement or judgment in relation to the Substantiated Claim and the balance (if any) of the Deferred Consideration shall be paid to the Sellers within 10 Business Days of the Claim becoming a Substantiated Claim or the Applicable Date, whichever is the later; and

(ii)	receive such portion of the Escrow Withholding as is equal to 50% of the amount of the liability relating to the Substantiated Claim pursuant to the terms of the agreement, settlement or judgment in relation to the Substantiated Claim and the balance (if any) of the Escrow Monies shall be released to the Sellers within 10 Business Days of the Claim becoming a Substantiated Claim or the Applicable Date, whichever is the later.

4.	In the event that the quantum of the Substantiated Claim exceeds the aggregate amount of the Deferred Consideration Withholding and the Escrow Withholding, the Sellers shall pay any excess to the Purchaser pursuant to the terms of (and within 20 Business Days after) the agreement, settlement or judgment of such Substantiated Claim, subject to the limitations contained in Schedule 8 (Limitations on Liability).

5.	If, prior to the Applicable Date, the Purchaser (acting reasonably and in good faith) notifies the Sellers of a Warranty Claim relating to tax or a claim under the Tax Covenant (a "Tax Claim") in accordance with paragraph 7 of Schedule 10, the Purchaser shall be entitled to:

48

SCHEDULE 7

Witholding

(a)	delay the payment of such portion of the Deferred Consideration as is equal to 50% of the quantum of such Tax Claim (the "Tax Deferred Consideration Withholding"); and

(b)	give written notice the Escrow Agents pursuant to the Escrow Letter instructing them to retain such portion of the Escrow Monies as is equal to 50% of the quantum of such Tax Claim (the "Tax Escrow Withholding"), in each case until the earlier of the following dates:-

(i)	if the Sellers do not dispute the amount of their liability, the due date as provided by paragraph 8 of Schedule 10 for payment of the Tax Claim; or

(ii)	if the Sellers dispute the amount of their liability, the date upon which the amount of the Tax Claim becomes determined in accordance with the provisions of Schedule 10; or

(iii)	if the Sellers have no liability in respect of such Tax Claim, the date on which this is finally determined,

whereupon:

(1)	in the case of a Tax Claim falling within paragraph 5(i) the Purchaser shall be entitled to receive the Tax Deferred Consideration Withholding and the Tax Escrow Withholding;

(2)	in the case of a Tax Claim falling within paragraph 5(ii) the Purchaser shall be entitled to retain an amount equal to 50% (as finally determined) of such Tax Claim from the Tax Deferred Consideration Withholding and receive payment of 50% (as finally determined) of the Tax Claim from the Tax Escrow Withholding and the balance (if any) of the Tax Escrow Withholding and the Tax Deferred Consideration shall be paid to the Sellers. The balance of the Deferred Consideration (less any Tax Deferred Consideration Withholding) and the balance of the Escrow Monies (less any Tax Escrow Withholding) shall be paid to the Sellers when it becomes due for payment or release on the Applicable Date. In the event that the Tax Claim exceeds the aggregate of the Tax Deferred Consideration Withholding and the Tax Escrow Withholding, the Sellers shall pay severally and in Relevant Proportions any excess up to the difference between (i) $18,000,000 and (ii) the aggregate of the Tax Deferred Consideration Withholding and Tax Escrow Withholding to the Purchaser pursuant to the terms of Schedule 10 and subject to the limitations contained in Schedule 8 (Limitations on Liability); or

(3)	in the case of a Tax Claim falling within paragraph 5(iii) the Purchaser shall pay the Tax Deferred Consideration Withholding as part of the Deferred Consideration to the Sellers when it becomes due for payment or release of if later, the date on which it is finally determined that the Sellers have no liability in respect of such Tax Claim and the Tax Escrow Withholding shall be released to the Sellers as part of the Escrow Monies to the Sellers when it becomes due for release or if later, the date on which it is finally determined that the Sellers have no liability in respect of such Tax Claim.

6.	For the purposes of this Schedule 7, the quantum of the Tax Claim, and therefore the amount of the Deferred Consideration Tax Withholding and Escrow Tax Withholding shall be such sum as is agreed between the parties, and failing agreement within 7 days of the Purchaser having given notice of its entitlement to bring a Tax Claim as referred to in paragraph 5, such sum as is confirmed in a written opinion by a Tax Expert to be the sum which is reasonably likely to be payable in respect of the Tax Claim, if successful.

49

SCHEDULE 7

Witholding

7.	If the Purchaser withdraws the Claim or Tax Claim, or (in respect of the Claim) fails to issue proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration) or a Taxation Authority within 9 months of giving the Sellers written notice of the Claim, or upon the Claim being struck out by a court from whose judgment there is no appeal or upon a judgment by a court from whose judgment there is no appeal being given against the Purchaser in respect of the Claim (a “Settled Claim”), the Purchaser shall pay all of the Deferred Consideration Withholding and Escrow Withholding and/or Tax Deferred Consideration Withholding and Escrow Tax Withholding (as applicable) to the Sellers on the Applicable Date on the Tax Claim being withdrawn or within 10 Business Days of the Claim becoming a Settled Claim, whichever is the later. Each of the parties undertakes to the others promptly to give all instructions necessary to the Escrow Agents to procure the payment of the Escrow Monies in accordance with this paragraph.

8.	Each of the parties undertakes to the others promptly to give all instructions necessary to the Escrow Agents to procure the payment of the Escrow Monies in accordance with this Schedule.

50

SCHEDULE 8

Limitations on Liabilities under the Warranties and the Tax Covenant

Schedule 8
Limitations on Liabilities under the Warranties and the Tax Covenant

Exclusions

1.	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the matter or circumstance giving rise to that claim:

(i)	was taken into account in the Accounts by way of an express and full provision, a note constituting full and fair disclosure of that matter or circumstance or a statement in any report forming part of the Accounts constituting full and fair disclosure of that matter or circumstance; or

(ii)	is taken into account in the calculation of Net Working Capital for the purposes of Schedule 5 (Adjustment to the Consideration); or

(iii)	is the subject of a claim under the Tax Covenant and the Purchaser receives a payment in respect thereof under the Tax Covenant.

2.	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the relevant liability would not have arisen but for, or to the extent that the liability is increased as a result of:

(i)	a change in legislation announced, or the withdrawal of any extra-statutory concession previously made by any Taxation Authority, after the date of this agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part);

(ii)	any change in rates of Tax or as a result of any withdrawal or change in law, regulation, or directive, or the published practice or published interpretation of any Tax Authority, in each case occurring after Completion, having retrospective effect; or

(iii)	the liability arises or is increased as a result of any change after Completion to any accounting policies used by the Company on or before Completion (including without limitation a change to the accounting reference date of the Company) save where such change is made in order to comply with this Agreement or with legislation or UK GAAP (to the extent that such policies did not comply with legislation or UK GAAP before completion).

3.	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the loss or liability to which such Warranty Claim relates has been made good or otherwise compensated for at no expense to the Purchaser or the relevant Group Company.

4.	The Sellers shall not be liable to the extent that, in respect of any matter giving rise to a Warranty Claim, the Company is entitled to claim under the terms of any insurance policy for the time being in force against any loss or damage suffered by the relevant Group Company arising out of that matter, and the relevant Group Company actually receives payment from the insurance company concerned. The Sellers shall be liable for any increase in insurance premium suffered by the relevant Group Company or the Purchaser resulting from any such recovery under insurance of an amount equal to the increase in premiums for two full years following any such increase.

De Minimis

5.	Subject to paragraph 6, the Sellers shall not be liable in respect of any Warranty Claim where the amount of such Warranty Claim is less than the sum of $500 (an “Excluded Warranty Claim”).

51

SCHEDULE 8

Limitations on Liabilities under the Warranties and the Tax Covenant

6.	If more than one Warranty Claim arises from, or is caused by, the same or substantially similar matters or circumstances and the aggregate amount of damages to which the Purchaser would be entitled as a result of those Warranty Claims is equal to or exceeds the sum specified in paragraph 5, paragraph 5 shall not apply to any of those Warranty Claims.

Threshold

7.	Subject to paragraph 3.4 of Schedule 10, the Sellers shall not be liable in respect of any Warranty Claim or claim under the Tax Covenant unless the amount of all Warranty Claims (other than Excluded Warranty Claims) when aggregated with the amount of all claims under the Tax Covenant (including all Warranty Claims (other than Excluded Warranty Claims) and all claims under the Tax Covenant which might have been made but for the previous operation of this paragraph) exceeds $125,000, in which case the Purchaser shall be entitled to all amounts resulting from those claims (and not just the excess over that sum).

Aggregate limit

8.	Save in relation to the Tax Warranties, the maximum aggregate liability of each Seller in respect of any and all Warranty Claims (excluding Warranties Claims in respect of the Fundamental Warranties) (when aggregated with any liability in respect of Claims under the Tax Covenant, Warranty Claims in relation to the Tax Warranties and Indemnity Claims) shall not exceed an amount equal to that Seller’s Relevant Proportion of the Deferred Consideration and the Escrow Amount (being $1,800,000 in aggregate).

9.	The maximum aggregate liability of each Seller in respect of any Claims under the Tax Covenant or Warranty Claims in relation to the Tax Warranties, when aggregated with all other Warranty Claims (excluding Warranties Claims in respect of the Fundamental Warranties) and Indemnity Claims, shall not exceed that Seller’s Relevant Proportion of $18,000,000.

Time limits

10.	The liability of the Sellers in respect of the Warranties shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Covenant):

(i)	on the seventh anniversary of Completion in respect of the Tax Warranties; and

(ii)	on the first anniversary of Completion in respect of all other Warranties,

except in respect of any Warranty Claim of which notice is given to the Sellers or the Sellers’ Solicitors pursuant to Clause 4.10 before the relevant date.

11.	The liability of the Sellers in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been issued within 9 months after the giving of notice of that Warranty Claim pursuant to Clause 4.10.

Payment of damages

12.	Any payment made by the Sellers in respect of a Warranty Claim or under the Tax Covenant shall, to the extent possible, be deemed to be a reduction in the Consideration.

Conduct of Third Party Claims

13.	If a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability of each of the Companies to a third party (a “Third Party Claim”), then (without prejudice to the provisions of the Tax Covenant in relation to any matter which is the subject of a claim under it), until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of:

52

SCHEDULE 8

Limitations on Liabilities under the Warranties and the Tax Covenant

(i)	the Purchaser shall keep the Sellers informed of the progress of, and all material developments in relation to, the Third Party Claim and provide the Sellers with copies of all material information and correspondence relating to the Third Party Claim;

(ii)	the Purchaser shall make available to the Sellers such persons and all such information as the Sellers may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim, and shall procure (so far as it is able) that persons working for it shall co-operate in the preparation, review and signing of any witness statements and exhibits thereto which the Sellers may reasonably request;

(iii)	subject to the Sellers indemnifying the Purchaser to its reasonable satisfaction in respect of all costs and expenses that are reasonably and properly incurred by the Purchaser (or any other member of the Purchaser’s Group) as a consequence of any actions take at the request of the Sellers, the Purchaser shall and shall procure that any Companies the subject of a Third Party Claim shall:

(1)	take (or procure that each member of the Purchaser’s Group shall take) such action as the Sellers may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend the Third Party Claim and to appeal against any judgment given in respect of it;

(2)	not (and shall procure that no other member of the Purchaser’s Group shall) agree any compromise or settlement, or make any admission of liability or payment in relation to a Third Party Claim without the prior written consent of the Sellers; and

(3)	if required by the Sellers, delegate the conduct of any legal proceedings in respect of the Third Party Claim to the Sellers (“Proceedings”). For this purpose, the Purchaser shall retain such firm of solicitors as is selected by the Sellers to act on behalf of the Purchaser, the relevant Group Company in relation to the Proceedings in accordance with the Sellers' instructions, and it shall provide such information and assistance as the Sellers or the appointed solicitors may reasonably require in connection with the conduct of the Proceedings.

Tax Warranties

14.	The provisions of paragraphs 1, 2, 13 and 17 of this Schedule 8 shall not apply in respect of the Tax Warranties and instead the provisions of paragraphs 3, 7, 10 and 11 of Schedule 10 shall apply.

Mitigation

15.	Nothing in this Agreement shall in any way diminish the Purchaser’s common law duty to mitigate any loss or damage which it may suffer in consequence of the fact(s) or matter(s) giving rise to any Warranty Claim.

16.	No Warranty Claim may be made against a Seller if and to the extent that such Warranty Claim would, if made, be attributable to any voluntary act, omission, transaction or arrangement carried out at the request of or with the written consent of the Purchaser before Completion or any voluntary act or omission of the Purchaser or a Group Company after Completion (other than a Group Company ceasing to trade by reason of insolvency) which act or omission occurs with the consent of the Purchaser and, the Purchaser is, or ought reasonably to be, aware at the date hereof that such act or omission would, but for this paragraph 16, give rise to a Warranty Claim against the Sellers or any of them.

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SCHEDULE 8

Limitations on Liabilities under the Warranties and the Tax Covenant

Recovery from Third Parties

17.	If the Purchaser (or any member of the Purchaser’s Group) is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Warranty Claim:

(i)	the Purchaser shall (or shall procure that the relevant member of the Purchaser’s Group shall) take all reasonable steps to enforce such recovery or seek such reimbursement from the relevant third party before making a claim against any Seller;

(ii)	the liability of the Sellers in respect of such Warranty Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs and expenses incurred by the Purchaser (or the relevant member of the Purchaser’s Group) in recovering that sum) or extinguished if the amount so recovered exceeds the amount of the relevant Warranty Claim; and

(iii)	if any Seller makes a payment to the Purchaser in respect of such Warranty Claim and the Purchaser (or any member of the Purchaser’s Group) recovers from a third party a sum which is referable to that Warranty Claim, the Purchaser shall promptly repay to that Seller the lower of (i) the amount recovered from such third party (less all reasonable costs and expenses incurred by the Purchaser (or the relevant member of the Purchaser’s Group) in recovering that sum); and (ii) the amount paid to the Purchaser by that Seller in respect of the relevant Warranty Claim.

54

SCHEDULE 9

Indemnities

Schedule 9
Indemnities

1.	In this Schedule where the context admits:

"Indemnities" means the indemnities and undertakings to pay in this Schedule;

"Indemnity Claim" means a claim for payment in respect of the Indemnities or otherwise under this Schedule.

2.	Each Seller severally undertakes to pay to the Purchaser (i) its Relevant Proportion of such sums as shall Indemnify the Purchaser against, and (ii) its Relevant Proportion of such sums as would if paid to any of the Companies, Indemnify that company against:

(i)	any claim by a previous holder of Ordinary Shares in respect of the conversion of his Ordinary Shares into Deferred Shares and the acquisition by the Company of those Deferred Shares;

(ii)	any claim by any person who held options to acquire Shares or rights to be granted options to acquire Shares as at 25 July 2014, as a result of the cancellation of such options prior to the date of this Agreement;

(iii)	any claim by One North East for repayment of amounts the subject of a grant to Enable Media Limited in connection with expanding the Stockton Property; and

(iv)	any costs (in excess of the amount provided for in respect of the Stockton Property in the Completion Accounts) suffered by the Companies as a result of the failure to register the lease of the Stockton Property in accordance with applicable law and any remedial action required to remedy such failure, but subject in any event to a maximum liability of £100,000.

3.	No Indemnity Claim shall be made, to the extent that the Losses relating to such claim:

(i)	are specifically provided for in the Completion Balance Sheet; or

(ii)	are recovered by the Purchaser under the Warranties, the Tax Covenant or otherwise.

4.	Any payment by the Sellers to the Purchaser in respect of any Indemnity Claim shall be treated as a reduction in the Consideration.

5.	Any payment made in respect of an Indemnity Claim shall include any amount necessary in accordance with paragraph 4.4 of Schedule 14 (Terms and Conditions) to ensure that, after any tax of the payment, the Purchaser is left with the same amount it would have had if the payment was not subject to tax.

6.	For the avoidance of doubt, the provisions of Schedule 8 (Limitations), other than paragraph 9 of Schedule 8, shall not apply to this Schedule. Accordingly, the aggregate liability of each Seller for all Indemnity Claims, when aggregated with all Warranty Claims (including Warranty Claims in respect of the Tax Warranties) and Claims under the Tax Covenant, shall not exceed that Seller’s Relevant Proportion of $18,000,000, and no Seller shall be liable for more than its Relevant Proportion of any Indemnity Claim.

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SCHEDULE 9

Indemnities

7.	The maximum aggregate liability of each Seller in respect of any Indemnity Claim pursuant to paragraph 2(c) of this Schedule shall not exceed an amount equal to that Seller’s Relevant Proportion of £135,000.

8.	The liability of the Sellers in respect of all Indemnity Claims shall terminate on the second anniversary of Completion, except in respect of any Indemnity Claim of which notice is given to the Sellers or the Sellers’ Solicitors pursuant to Clause 4.10 before the relevant date.

9.	The liability of the Sellers in respect of any Indemnity Claim shall in any event terminate if proceedings in respect of it have not been issued within 9 months after the giving of notice of that Warranty Claim pursuant to Clause 4.10.

10.	If the Purchaser wishes to bring an Indemnity Claim as a result of, or in connection with, a liability or alleged liability of each of the Companies to a third party (a “Third Party Indemnity Claim”), then, until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Indemnity Claim or the Third Party Indemnity Claim is otherwise finally disposed of:

(i)	the Purchaser shall keep the Sellers informed of the progress of, and all material developments in relation to, the Third Party Indemnity Claim and provide the Sellers with copies of all material information and correspondence relating to the Third Party Indemnity Claim;

(ii)	the Purchaser shall make available to the Sellers such persons and all such information as the Sellers may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Indemnity Party Claim, and shall procure (so far as it is able) that persons working for it shall co-operate in the preparation, review and signing of any witness statements and exhibits thereto which the Sellers may reasonably request;

(iii)	subject to the Sellers indemnifying the Purchaser to its reasonable satisfaction in respect of all costs and expenses that are reasonably and properly incurred by the Purchaser (or any other member of the Purchaser’s Group) as a consequence of any actions take at the request of the Sellers, the Purchaser shall and shall procure that any Companies the subject of a Third Party Indemnity Claim shall:

(1)	take (or procure that each member of the Purchaser’s Group shall take) such action as the Sellers may reasonably request in writing to avoid, dispute, resist, mitigate, compromise or defend the Third Party Indemnity Claim and to appeal against any judgment given in respect of it;

(2)	not (and shall procure that no other member of the Purchaser’s Group shall) agree any compromise or settlement, or make any admission of liability or payment in relation to a Third Party Indemnity Claim without the prior written consent of the Sellers; and

(3)	if required by the Sellers, delegate the conduct of any legal proceedings in respect of the Third Party Indemnity Claim to the Sellers (“Indemnity Proceedings”). For this purpose, the Purchaser shall retain such firm of solicitors as is selected by the Sellers to act on behalf of the Purchaser, the relevant Group Company in relation to the Proceedings in accordance with the Sellers' instructions, and it shall provide such information and assistance as the Sellers or the appointed solicitors may reasonably require in connection with the conduct of the Indemnity Proceedings.

11.	If the Purchaser (or any member of the Purchaser’s Group) is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to an Indemnity Claim:

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SCHEDULE 9

Indemnities

(i)	the Purchaser shall (or shall procure that the relevant member of the Purchaser’s Group shall) take all reasonable steps to enforce such recovery or seek such reimbursement from the relevant third party before making a claim against any Seller;

(ii)	the liability of the Sellers in respect of such Indemnity Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs and expenses incurred by the Purchaser (or the relevant member of the Purchaser’s Group) in recovering that sum) or extinguished if the amount so recovered exceeds the amount of the relevant Indemnity Claim; and

(iii)	if any Seller makes a payment to the Purchaser in respect of such Indemnity Claim and the Purchaser (or any member of the Purchaser’s Group) recovers from a third party a sum which is referable to that Indemnity Claim, the Purchaser shall promptly repay to that Seller the lower of (i) the amount recovered from such third party (less all reasonable costs and expenses incurred by the Purchaser (or the relevant member of the Purchaser’s Group) in recovering that sum); and (ii) the amount paid to the Purchaser by that Seller in respect of the relevant Indemnity Claim.

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SCHEDULE 10

Tax Covenant

Schedule 10
Tax Covenant

1.	Definitions and Interpretation

1.1	In this Schedule, the definitions and rules of interpretation set out in the Agreement shall apply save as provided for or expressly defined otherwise in this Schedule and:

"Actual Tax Liability" means a Tax Liability which is an A Liability;

"Completion Accounts" means the Completion Balance Sheet;

"CTA 2009" means Corporation Tax Act 2009;

"CTA 2010" means Corporation Tax Act 2010;

"Deemed Tax Liability" means a Tax Liability which is a B Liability;

"Event" means any transaction, act, event, circumstance, dealing, expiry of any time limit, occurrence or omission of any nature (including as a result of or in connection with Completion and the execution and completion of all provisions of this Agreement), whether or not the Company or the Purchaser is a party to it, and further including (without limitation) the death, winding up or dissolution of any person, any change in residence of any person for the purposes of any Tax or any change in profit sharing ratio of any partnership or other entity or the Company becoming or ceasing to be a member of a group of companies (however defined) or becoming or ceasing to be associated or connected with any person for the purposes of any Tax;

"Group Relief" means:

(i)	any relief capable of being surrendered or claimed pursuant to Part 5 CTA 2010; or

(ii)	any Tax refund capable of being surrendered or claimed pursuant to section 963 CTA 2010 (previously section 102 of the Finance Act 1989); or

(iii)	the notional transfer of any asset or reallocation of a gain or loss in accordance with section 171A or section 179A of TCGA or any reallocation of a gain in accordance with section 792 CTA 2009 (previously paragraph 66 of Schedule 29 to the Finance Act 2002); or

(iv)	any relief the subject of a surrender of eligible unrelieved foreign tax in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (S.I. 2001 No. 1163); or

(v)	any other relief available to be transferred or surrendered between or claimed from other members of a group for Tax purposes;

"Overprovision" means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Completion Accounts (and ignoring the effect of any change in law made after Completion or action taken by the Purchaser or the Company after Completion) the amount by which any provision for Tax in the Completion Accounts is overstated or in the case of a right to repayment of Tax, the amount by which such right to repayment of Tax to the Company in the Completion Accounts proves to be understated (except in each case to the extent that such overstatement or, in the case of a repayment, understatement results from the utilisation of a Purchaser's Relief, is a relief to which paragraph 11 applies or is a relief taken into account under paragraph 3.1(iv));

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SCHEDULE 10

Tax Covenant

"Purchaser's Relief" means:

(i)	any relief to the extent that it arises to the Company in respect of an Event occurring (or being treated for tax purposes as occurring), or period commencing, after Completion or, in respect of a period current at Completion, to the extent that it is apportioned on a time basis (or such other basis as is more reasonable) to the part of such period after Completion; or

(ii)	any relief arising to any member of the Purchaser's Tax Group (other than the Company);

"Purchaser's Tax Group" means the Purchaser and any other company or companies which either are, or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose and, for the avoidance of doubt, including as from Completion, the Company;

“Saveable Amount” means, in respect of a relief, the amount by which a liability to Taxation may be decreased by the use of that relief;

"Sellers' Tax Group" means the Sellers and any other company or companies (other than the Company) which either are, or become after Completion, or have within the seven years ending at Completion been treated as, members of the same group as, or otherwise connected or associated in any way with, any of the Sellers for any Tax purpose;

“Sellers’ Relief” means a relief which is not a Purchaser’s Relief;

"Tax" or "Taxation" means:

(i)	any and all forms of taxes, contributions, levies, imposts, duties or charges in the nature of taxation and all withholdings or deductions in respect thereof of any nature whenever created or imposed and whether of the United Kingdom or elsewhere (including for the avoidance of doubt any liability under section 455 CTA 2010 and employee and employer National Insurance Contribution liabilities in the United Kingdom and corresponding obligations elsewhere) chargeable by or accountable or payable to or imposed by, any Tax Authority (but excluding business rates, local authority charges, water rates and utility charges) and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person; and

(ii)	all charges, interest, penalties, surcharges and fines relating to any Taxation falling within (i) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any legal obligation relating to Taxation;

"Tax Authority" means any revenue, customs, excise, fiscal, governmental, statutory, state, federal, provincial, local governmental or municipal authority, or other authority, body or person whatsoever competent to impose administer, levy, assess or collect Tax, whether of the United Kingdom or elsewhere;

"Tax Claim" means any notice, demand, assessment, letter or other document issued by or on behalf of any Tax Authority or prepared by the Company, any member of the Purchaser's Tax Group or any other person or any other action taken by or on behalf of any Tax Authority or person (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax) or any self-assessment or any other claim in each case whether before or after the date hereof from which notice, demand, assessment, letter, document, action, or self-assessment or claim it appears that a Tax Liability or increased Tax Liability will or may be incurred by or imposed on the Company;

"Tax Expert" means a Counsel who has specialised in Tax matters for at least 7 years at the English Bar and to whom the Purchaser and the Sellers have agreed to refer a dispute or, failing such agreement within 10 days, a Counsel who has specialised in Tax matters for at least 7 years and who is nominated by the Chairman for the time being of the Bar Council upon the application in writing by either the Sellers or the Purchaser and/or the Company for such nomination;

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SCHEDULE 10

Tax Covenant

"Tax Liability" means:

(i)	a liability to make an actual payment or increased payment of or in respect of or on account of Tax (an "A Liability"); and

(ii)	the application of all or part of any Purchaser's Relief in computing either income, profits or gains earned, accrued or received or Tax and where but for such application the Company would have had an A Liability in respect of Tax in respect of which the Seller would have been liable under this Schedule (a "B Liability");

"TCGA" means, the Taxation of Chargeable Gains Act 1992;

"VAT" means, Value Added Tax or equivalent tax in any other jurisdiction; and

"VATA" means, the Value Added Tax Act 1994.

1.2	In this Schedule:

(i)	any reference to "relief", unless the context otherwise requires, shall include any loss, relief, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, any Group Relief, or any right to repayment of Tax or right to receive a payment in respect of a tax credit (including any repayment supplement or interest payable by any Tax Authority) or saving of Tax, and any reference to the "application" of a relief shall be construed accordingly and, for the avoidance of doubt, shall include the use or set off of such relief;

(ii)	any reference to the loss of a relief shall include the absence, failure to obtain, non-existence, non-availability, disallowance, withdrawal, claw back or cancellation of any such relief, or its utilisation or set-off by any person other than a member of the Purchaser's Tax Group and shall also include such relief being available only in a reduced amount (to the extent not so available) and 'lost' as it relates to a relief shall be construed accordingly;

(iii)	any reference to a "repayment of Tax" shall include any repayment supplement or interest in respect of it;

(iv)	references to "income, profits or gains" shall include any other measure by reference to which Tax is computed;

(v)	references to income or profits or gains earned, accrued, or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person;

(vi)	the rule known as the ejusdem generis rule shall not apply and accordingly general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(vii)	reference to any statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation;

(viii)	references to any law of the United Kingdom shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose pertaining to Tax or that most nearly approximates to the UK law;

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SCHEDULE 10

Tax Covenant

(ix)	any stamp duty which would be payable on any document in order for it to be produced as evidence in court (whether or not the document is presently within the United Kingdom), provided such document is either necessary to establish the title of the Company to any asset or is a document in the enforcement or production of which the Company is interested, will be deemed to be an Actual Tax Liability of the Company arising in consequence of an Event occurring on the date of execution of the document;

(x)	the words connected and controlled shall be construed in accordance with the provisions of sections 1122 and 1124 of the CTA 2010 respectively;

(xi)	references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing or without a surcharge liability notice being liable to be issued (after taking into account any postponement of such date which is obtained for such Tax);

(xii)	references to the "Company" shall mean and include references to the Company and/or each of the Subsidiaries;

(xiii)	references in this Schedule to paragraphs are to paragraphs of this Schedule unless otherwise stated.

1.3	All payments made by the Sellers to the Purchaser or by the Purchaser to the Sellers under this Schedule, shall, so far as possible, be made by way of adjustment to the Consideration for the sale of Shares under the Agreement.

2.	Covenant to pay

2.1	Save as hereinafter provided, the Sellers hereby severally covenant with the Purchaser to pay in the Relevant Proportions to the Purchaser an amount equivalent to:

(i)	any Actual Tax Liability of the Company arising in respect of or as a consequence of or by reference to:

(1)	any income, profits or gains earned, accrued or received on or before Completion;

(2)	any Event or Events which occurred on or before Completion;

(3)	the grant, exercise, release, vesting, variation or cancellation at any time of a right acquired before Completion to acquire securities or an interest in securities; or

(4)	a liability to operate PAYE or to deduct or account for national insurance contributions as a result of or in connection with the issue or transfer of securities or an interest in securities on or before Completion;

(ii)	any Deemed Tax Liability;

(iii)	any inheritance tax which:

(1)	is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

(2)	after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company, being a liability in respect of additional inheritance tax payable on the death of any person within seven years of a transfer of value occurring before Completion; or

61

SCHEDULE 10

Tax Covenant

(3)	arises to the Company as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in connection with the death of any person whenever occurring) which decreased the value of assets of the Company or any predecessor in title to such assets or to the shares in the Company,

(4)	and in determining for the purposes of this paragraph 2.1(iii) whether a charge on or power to sell, mortgage or charge any of the shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply thereto;

(iv)	any liability of the Company to pay for Group Relief or to repay, in whole or in part, any payment previously made by the Company for Group Relief (other than to a member of the Purchaser's Tax Group) pursuant to any arrangement or agreement entered into prior to Completion;

(v)	the loss in whole or in part of the right to receive any payment for Group Relief (other than from a member of the Purchaser's Tax Group) to the extent that such right to payment is provided for as an asset in the Completion Accounts;

(vi)	any liability of the Company to pay stamp duty land tax and any related interest and/or penalties arising in respect of the grant of the lease of the Stockton Property;

(vii)	any liability of the Company to pay any interest, penalties and/or surcharges arising from the late filing of the VAT return for the VAT period ended 31 December 2013; and

(viii)	any Tax Liability of the Company relating to the erroneous payment of Tax on behalf of Enable Media Limited in respect of the tax year 2012/13.

3.	Limitations

3.1	The covenant in paragraph 2 and any claim under the Tax Warranties together with any related costs and expenses payable under paragraph 4 shall not cover any liability to the extent that:

(i)	provision or reserve in respect of the liability has been made or reflected in the Completion Accounts (excluding, if any, any notes to the Completion Accounts);

(ii)	payment or discharge of the liability was taken into account in the preparation of the Completion Accounts (excluding, if any, any notes to the Completion Accounts);

(iii)	written notice of a claim in respect of the liability is not given to the Sellers prior to the seventh anniversary of Completion;

(iv)	any Sellers Relief is available, or is for no consideration made available by the Sellers to the Company, to set against, or otherwise to mitigate, the liability in question (and for the avoidance of doubt, a relief is available for these purposes if the only step required is the signing of a joint election by the Sellers and the Company);

(v)	the liability arises or is increased as a result only of any change in rates of Tax or as a result of any withdrawal or change in law, regulation, or directive, or the published practice or published interpretation of any Tax Authority, in each case occurring after Completion, having retrospective effect;

62

SCHEDULE 10

Tax Covenant

(vi)	the liability arises or is increased as a result of any change after Completion to any accounting policies used by the Company on or before Completion (including without limitation a change to the accounting reference date of the Company) save where such change is made in order to comply with this Agreement or with legislation or UK GAAP (to the extent that such policies did not comply with legislation or UK GAAP before completion);

(vii)	the liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Company at any time after Completion or the Purchaser (or any person deriving title from it), or any other member of the Purchaser's Tax Group, other than any such transaction, action or omission which was:

(1)	carried out or effected pursuant to a legally binding commitment of the Company created on or before Completion; or

(2)	carried out or effected in the ordinary course of business of the Company as carried on at Completion; or

(3)	carried out with the written agreement of or at the written request of the Sellers; or

(4)	required by any legislation, regulation or any published practice of any Tax Authority, as such legislation, regulation or published practice is in force or applies at Completion;

(viii)	the liability would not have arisen or been increased or would have been reduced or eliminated but for:

(1)	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion and by the Purchaser, the Company, or any person connected with any of them other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made given or done in computing the amount of any allowance provision or reserve in the Completion Accounts or made, given or done at the direction or request of the Sellers or pursuant to a binding obligation incurred by the Company prior to Completion; or

(2)	the failure or omission on the part of the Company after Completion to make any valid claim, election, surrender or disclaimer, or to give any valid notice or consent or to do any other such thing relating to Tax, in circumstances where the making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts and sufficient details of which have been provided by the Sellers to the Purchaser before Completion;

(ix)	the liability comprises interest or penalties arising by virtue of an underpayment of Tax under the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No.3175) prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect, or but for any other Event or Events occurring after Completion;

(x)	such liability would not have arisen but for an increase in the number of associated companies (within the meaning of section 25 CTA 2010) of the Company on or after Completion;

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SCHEDULE 10

Tax Covenant

(xi)	such liability would not have arisen but for the Company ceasing to carry on any trade or business after Completion or effecting a major change in the nature or conduct of any trade of business carried on by it;

(xii)	such liability would not have arisen but for any failure or delay by the Purchaser, the Company or any member of the Purchaser’s Tax Group in paying over to any Tax Authority any payment made by the Sellers under this Agreement;

(xiii)	such liability arises or is increased as a result of transfer pricing legislation ( or its equivalent) to the extent that the Company or a member of the Purchaser’s Tax Group has obtained or will obtain a corresponding adjustment ( and for these purposes the Company shall use reasonable endeavours to obtain a corresponding adjustment within a reasonable time;

(xiv)	such liability results from income, profits or gains which were earned or received by or accrued to the Company before Completion but were not reflected in the Completion Statement;

(xv)	such liability has been made good by insurers or otherwise compensated for without cost to the Purchaser, the Company or any member of the Purchaser’s Tax Group.

3.2	The seven year limitation period set out in paragraph 3.1(iii) shall be extended to 21 years from the date of Completion in respect of any claim under paragraph 2 or under the Tax Warranties either: (i) relating to a liability arising from a loss of Tax brought about as a result of a deliberate understatement by the Company or any related persons; or (ii) which involves any fraudulent act or omission on the part of the Company or the Sellers prior to Completion; or (iii) or from a failure by the Company or any member of the Sellers' Tax Group to comply with an obligation under section 309, 310 or 313 of the Finance Act 2004 to disclose information about a Tax avoidance scheme to which it has been a party.

3.3	The provisions of paragraphs 3.1, 10 and 11 of this Schedule shall apply to limit, restrict, exclude or modify the liability of the Sellers for breach of any of the Tax Warranties.

3.4	Neither paragraph 7 of Schedule 8 nor paragraphs 3.1(vii) or 3.1(viii) of this Schedule shall apply to any liability falling within paragraphs 2.1(vi)-(viii) or any costs and expenses payable under paragraph 4 of this Schedule which relate to such liability.

4.	Costs and Expenses

The covenant contained in paragraph 2 of this Schedule shall extend to all reasonable third party costs and expenses properly incurred by the Purchaser, the Company or any member of the Purchaser's Tax Group in connection with taking or defending any successful action under this Schedule.

5.	Double Recovery and Sellers' Liability

5.1	The Purchaser shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Purchaser or the Company has already recovered any amount in respect of such claim under the Tax Warranties or any other provision of this Agreement.

5.2	No liability shall arise for the Sellers under this Schedule in respect of a liability to Taxation unless, and then only to the extent that, the amount of that liability to Taxation exceeds the Saveable Amount in respect of any Sellers’ Relief to the extent available to mitigate that liability to Taxation. The Purchaser shall, if the Sellers shall at any time request and at the Sellers’ expense, deliver to the Sellers a report from the Company's auditors for the time being confirming that in their opinion all such Sellers Reliefs have been used in accordance with this paragraph.

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6.	Withholdings

6.1	All sums payable by the Sellers or Purchaser under this Schedule) shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims unless a deduction or withholding is required by law in which event the paying party shall; (i) provide such evidence of the relevant withholding or deduction as recipient may reasonably require; and (ii) pay such additional amount as shall be required to ensure that the net amount received and retained by the recipient under this Agreement will (after such deduction or withholding has been made) equal the full amount that would have been received and retained by it had no such deduction or withholding been required to be made as reduced by any credit to which the recipient is entitled on account of such deduction or withholding.

6.2	If any Tax Authority charges to Tax any sum paid (the "original payment") to the recipient of a payment under this Schedule) the Sellers shall be obliged to pay to the Purchaser such additional amount (the "additional payment") as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid 3 business days after the recipient has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Relief.

6.3	If the recipient would, but for the availability of a Relief, have a liability to Tax falling within paragraph 6.2, it shall be deemed for the purposes of paragraph 6.2 to have incurred and paid that liability to Tax.

7.	Notification of Claims and Conduct of Tax Claims

7.1	If the Purchaser or the Company becomes aware of any Tax Claim relevant for the purposes of this Schedule or the Tax Warranties, the Purchaser shall (but not as a condition precedent to the liability of the Sellers under this Schedule) give notice or procure that such notice of it is given to the Sellers of that Tax Claim (including, so far as practicable, details of such Tax Claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim under this Schedule in respect thereof) as soon as reasonably possible (and in any event not more than 21 days after the Purchaser or the Company becomes aware of such Tax Claim or, where the Tax Claim is a notice of assessment or appeal, within 14 days of its issue by the relevant Tax Authority).

7.2	If the Sellers or any of them should become aware of a Tax Claim for whatever reason the Sellers shall notify the Purchaser in writing as soon as reasonably practicable and the Purchaser shall be deemed to have given the Sellers notice of the Tax Claim on receipt of such notification for the purposes of paragraph 7.1.

7.3	The Purchaser shall take (or procure that the Company shall take) such action as the Sellers may reasonably request by notice in writing to avoid, dispute, resist, appeal, compromise or defend the Tax Claim or any related matter and any adjudication in respect thereof subject to the Sellers having indemnified the Purchaser or the Company to their reasonable satisfaction against all costs, expenses, damages, losses and additional Taxes that are or may be thereby suffered or incurred by them.

7.4	The Sellers shall not be entitled to take, or request the Purchaser or the Company to take, or procure the taking of, an action which involves an appeal beyond the first appellate court, which for the avoidance of doubt in the UK shall compromise the Tax Chamber of the First Tier Tribunal, without an opinion at the expense of the Sellers from a Tax Expert (acting as expert and not as arbitrator) that it is reasonable in the circumstances to make such an appeal.

7.5	The Purchaser and the Sellers shall each:

(i)	keep each other fully and promptly informed of all matters known to each of them or their advisers in connection with the Tax Claim;

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(ii)	promptly provide to the other copies of all documents and correspondence related to the Tax Claim;

(iii)	procure that no substantive correspondence, pleading or other document is sent, submitted, issued, entered into or in any way published by the Purchaser, the Company or their advisers (in the case of the Purchaser) or the Sellers or their advisers (in the case of the Sellers) in connection with the relevant Tax Claim without (in the case of the Purchaser, the Company and their advisers) the Sellers' prior written consent and (in the case of the Sellers or their advisers) the Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed;

(iv)	procure that no Tax Claim in respect of which the Sellers could be required to make a payment under this Schedule is settled or otherwise compromised without (in the case of the Purchaser, the Company and their advisers) the Sellers' prior written consent and (in the case of the Sellers or their advisers) the Purchaser's prior written consent, such consents not to be unreasonably withheld or delayed;

PROVIDED THAT:

(1)	if the Sellers do not request the Purchaser to take any appropriate action within 21 days of notice to the Sellers under paragraph 7.1,( or such later time as is agreed by the parties (such agreement not to be unreasonably withholder or delayed) as is reasonable having regard to the nature of the Tax Claim and the existence of any relevant time limits to the Tax Claim) or fail to indemnify the Purchaser and/or the Company to their reasonable satisfaction under paragraph 7.3 before the first date at which any action is to be taken, or

(2)	if the Sellers fail to materially comply with their obligations under this paragraph 7; or

(3)	if the Tax Expert determines pursuant to paragraph 7.4 that an appeal against a relevant Tax Claim is in the circumstances unreasonable; or

(4)	should the Company be required to pay the Taxation before any appeal can be made and the Sellers have not paid such sum to the Purchaser on its request (or otherwise compensated the Company) prior to any deadline required for any such appeal to be made;

(5)	should the Sellers (excluding Mark Livingstone and Gary Dannatt) or any of them:-

(A)	be declared bankrupt or become the subject of bankruptcy proceedings or become insolvent and corporate action, or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver, administrator, trustee or similar officer of the Sellers or any of its assets; or

(B)	be unable to pay its debts as they fall due, starts negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors; or

(C)	the Purchaser shall (without prejudice to its rights under this Schedule) be free to satisfy or settle the relevant Tax Liability on such terms as it may reasonably think fit.

7.6	The Sellers shall not be entitled to make, or request the Purchaser or the Company to make, any settlement or compromise of any Tax Claim in respect of which the Sellers may be liable under this Schedule or agree any matter in the conduct of such Tax Claim which is likely to materially prejudice the relationship of the Company, the Purchaser or other member of the Purchaser's Tax Group with a Tax Authority or otherwise result in material prejudice to any of their actual and material commercial relationships.

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7.7	If any of the Sellers, or the Company before Completion, shall have committed acts or omissions which constitute dishonesty, fraud or wilful default giving rise to or in connection with the Tax Claim, the rights of the Sellers set out in this paragraph 7 in respect of the conduct of the Tax Claim shall not apply and the Purchaser shall (without prejudice to its rights under this Schedule or the Agreement) be free to satisfy or settle the relevant Tax Claim or take such other action on such terms as it may in its absolute discretion think fit.

7.8	Subject to paragraph 7.4, by agreement in writing between the Purchaser and the Sellers, the conduct of a Tax Claim may be delegated to the Sellers on such terms as may be agreed from time to time between the Purchaser and the Sellers.

7.9	Save as otherwise expressly provided herein, the Purchaser shall, and shall procure that the Company shall, give the Sellers and the Sellers shall give the Purchaser and the Company all such reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

8.	Due Date of Payment and Interest

8.1	The Sellers shall pay to the Purchaser in cleared funds any amount due under this Schedule, whether or not the Purchaser or the Company is or may be entitled to claim reimbursement of the Tax Liability from any other body person or authority, on or before:

(i)	in the case of an A Liability, the date which is the later of the date falling 5 business days after the Purchaser has served written notice demanding that payment ("Notice Date") and the date falling 3 business days before the last date on which the Tax in question is required to be paid to the relevant Tax Authority without any interest or penalties arising in respect of it;

(ii)	in the case of a B Liability, the date which is the later of the Notice Date and 3 business days before the last day on which Tax would have been payable (but for the application of the relief) to the relevant Tax Authority without any interest or penalties arising in respect of it;

(iii)	in case of any liability involving a payment for, or repayment of a payment for Group Relief the date which is the later of the Notice Date and three business days before that payment or repayment is due and payable; or

(iv)	in any other case (including an amount claimed under paragraph 4) which is not covered by the preceding paragraphs, the Notice Date where accompanied by satisfactory evidence that the relevant loss, cost, expense or payment has been incurred.

9.	Amount of a Liability to Taxation

9.1	The amount of a Tax Liability in respect of which the Sellers become liable to pay an amount to the Purchaser under paragraph 2 shall be as follows:

(i)	in the case of an A Liability the amount of the Tax Liability; and

(ii)	in the case of a B Liability the amount of Tax saved as a consequence of the application of the relief and in respect of which a claim could have been made against the Sellers under this Schedule.

9.2	In the event that there is any dispute over the amount payable under any provision of paragraph 2.1 either party shall be entitled to request (at such party's request and expense) the auditors for the time being of the Company to determine (acting as experts and not as arbitrators), the amount payable and such determination shall, except in the case of manifest error, be final and binding.

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10.	Overprovisions

10.1	If, on or before the seventh anniversary of Completion, the Purchaser becomes aware of any Overprovision it shall (or shall procure that the Company shall) inform the Sellers of that fact as soon as is reasonably practicable and the Sellers may (within 28 days of being so informed) require the auditors for the time being of the Company to certify, at the Sellers' request and expense, the existence and amount of any Overprovision and the parties shall provide, or the Purchaser shall procure that the Company provides, any information or assistance required for the purpose of production by the auditors of a certificate to that effect. In so providing any certification, the auditors shall be acting as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.

10.2	Where the auditors so certify under paragraph 10.1 that there is an Overprovision, then subject to paragraph 10.4 below:

(i)	the amount of any Overprovision shall first be set off against any payment then due from the Sellers under this Schedule or for breach of any Taxation Warranty;

(ii)	to the extent there is an excess of the Overprovision after any amount has been set off under paragraph 10.2(i) above, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Schedule or for breach of any Taxation Warranty (and not previously refunded under this Schedule) up to the amount of the excess; and

(iii)	to the extent that the excess referred to in paragraph 10.2(ii) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Schedule or for breach of any Taxation Warranty.

10.3	On or before the seventh anniversary of Completion either the Sellers or the Purchaser may, at their expense, require any certificate produced in accordance with paragraph 10.1 above to be reviewed by the auditors for the time being of the Company in light of all the relevant circumstances including if there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

10.4	If following a request under paragraph 10.3 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of paragraph 10.2 and any adjusting payment that is required shall be made by or to the Sellers as soon as reasonably practicable.

10.5	For the purposes of this paragraph 10, any Overprovision shall be determined without regard to any payment or relief to which paragraph 11 applies.

11.	Recovery from Third Parties and Corresponding Savings

11.1	If any payment is made by the Sellers under this Schedule or for breach of the Tax Warranties in respect of a Tax Liability (or pursuant to paragraph 6) and the Purchaser or any member of the Purchaser's Tax Group receives, or is or becomes entitled to recover or obtain, from any body, person or authority (other than the Purchaser, the Company or a member of the Purchaser's Tax Group or any other persons connected to any of them and any current or past employees of the Company) a payment (other than through the application of a Purchaser's Relief) or relief (a "Corresponding Saving") arising from, and which would not otherwise have arisen but for, the Tax Liability in question or any matter or circumstances giving rise to this Tax Liability in question, then:

(i)	the Purchaser shall notify the Sellers of that fact as soon as reasonably practicable; and

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(ii)	if so required by the Sellers and at the Sellers' sole expense and upon the Sellers providing such reasonable indemnification as the Purchaser and/or the Company shall reasonably require against all or any Tax, costs and expenses to be incurred, the Purchaser shall take (or shall procure that the Company shall take) such action as the Sellers may reasonably request to enforce such recovery or to obtain such payment or Corresponding Saving (keeping the Sellers informed of the progress of any action taken and provided that neither the Purchaser nor the Company shall be obliged to take any action against a third party (not being a Tax Authority) which it reasonably considers to be materially prejudicial to its actual commercial relationships); and

(iii)	if the Purchaser or the Company receives or obtains such payment or Corresponding Saving the Purchaser shall subject to paragraph 11.2 below pay to the Sellers the amount recovered or the amount of Tax that the Purchaser or the Company saves by virtue of the payment or the Corresponding Saving except to the extent that any amount so saved would otherwise have given rise to a claim under this Schedule or for breach of the Tax Warranties (in which event no such claim shall be made in respect of that amount), and in either case, such amounts paid by the Purchaser or the Company shall be net of any Tax and any costs and expenses incurred by the Purchaser or Company of recovering or obtaining the same).

11.2	Any payment required to be made by the Purchaser pursuant to paragraph 11.1 shall be made:

(i)	in a case where the Purchaser or the Company receives a payment, within 10 business days of the receipt thereof; and

(ii)	in a case where the Purchaser or the Company obtains a Corresponding Saving, on or before the later of the date on which a Tax Liability would have been payable to the appropriate Tax Authority but for the use of such Corresponding Saving or the date on which the utilisation of such relief is agreed by the relevant Tax Authority,

PROVIDED THAT the payments made by the Purchaser and/or the Company under this paragraph 11 shall not exceed the amount paid by the Sellers under this Schedule or for breach of the Tax Warranties in respect of that Tax Liability giving rise to such payment or Corresponding Saving.

12.	Tax Affairs

12.1	The Sellers or their duly authorised agents or advisers shall, at the expense of the Sellers prepare, submit and agree the Tax computations and returns of the Company together with all claims, elections, surrenders, disclaimers, notices, consents and other documents contemplated by or reflected in or necessary for the preparation of such computations and notes relating thereto (the "Tax Computations") for, in respect of corporation tax, its accounting periods ended (in accordance with section 10 CTA 2009) on or before Completion and, in respect of any other Tax, which relate solely to matters prior to Completion (the "Relevant Accounting Periods"), provided that neither the Sellers or their duly authorised agents or advisers shall take any action that could prejudice the availability of the brought forward tax losses referred to in paragraph 24.14 of Schedule 3 (other than through utilisation against the profits of a Group Company in the accounting period ended 31 December 2013).

12.2	The Sellers shall, as soon as reasonably practicable and in any event at least ten business days before the expiry of any applicable time limit, deliver to the Purchaser for comments any Tax computation, return, document or correspondence and details of any information or proposal (the "Relevant Information") which they intend to submit to any Tax Authority before submission to such Tax Authority shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require prior to its submission to the Tax Authority and, if the Sellers have not received any comments from the Purchaser or its duly authorised agents within 21 days of delivery (or if less 3 days before the expiry of the applicable time limit), the Purchaser shall be deemed to have approved such Relevant Information in the form provided by the Sellers.

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12.3	The Sellers shall deliver to the Purchaser copies of any correspondence sent to, or received from, any Tax Authority relating to the Tax Computations and returns for the Relevant Accounting Periods and shall keep the Purchaser fully informed of its actions under this paragraph 12.

12.4	Subject to paragraphs 12.2 and 12.3, the Purchaser shall or shall procure that:

(i)	the Company properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Sellers shall reasonably require in relation to the Relevant Accounting Periods provided that the Purchaser shall not be obliged to procure that the Company signs or submits any document which in its reasonable opinion it considers to be wrong, misleading or inaccurate in any material respects;

(ii)	any correspondence which relates to the Tax Computations shall, if received by the Purchaser or any Company or its agents or advisers, be copied to the Sellers.

12.5	In respect of any matter which gives or may give the Purchaser a right to make a claim against the Sellers under this Schedule, the provisions of paragraph 7 with respect to the conduct of Tax Claims shall apply instead of the provisions of this paragraph 12.

12.6	The Sellers shall pay (and hereby indemnify the Purchaser for itself and as trustee for the Company from and against any liability in respect of) any fines and penalties arising from any late filing of such Tax Computations save where such late filing is as a result of any action, delay or default by the Purchaser in carrying out its obligations under this paragraph 12.

12.7	The provisions of paragraphs 12.1 to 12.3 and 12.4(ii) shall apply in respect of the corporation tax accounting period of the Company in which Completion falls and any other Relevant Accounting Period which relates to matters prior to and after Completion as if the word "Sellers" reads "Purchaser" and the word "Purchaser" reads "Sellers" PROVIDED THAT the Sellers shall not have any right to comment on or to receive copies of correspondence in relation to any matter which relates solely to an Event or Events occurring after Completion and which does not affect the liability of the Sellers under this Schedule.

12.8	The Purchaser or its duly authorised agents shall have sole conduct of all tax affairs of the Company which are not in respect of any period commencing before Completion and shall be entitled to deal with such tax affairs in any way in which it, in its absolute discretion, considers fit.

12.9	The Sellers and the Purchaser shall each respectively afford (or procure the affordance of) to the other or their duly authorised agents information and assistance which may reasonably be required to prepare, submit and agree all outstanding Tax computations and returns of the Company for the Relevant Accounting Periods and the tax accounting period of the Company in which Completion falls.

13.	Secondary Liabilities

13.1	The Purchaser covenants with the Sellers to pay to the Sellers an amount equivalent to any Tax or any amount on account of Tax which any member of the Sellers' Tax Group is required to pay to a Tax Authority as a result of a failure by the Company, or any other member of the Purchaser's Tax Group, to discharge that Tax.

13.2	The Sellers covenant with the Purchaser to pay to the Purchaser an amount equivalent to any Tax or any amount on account of Tax which the Company, or any other member of the Purchaser's Tax Group is required to pay to a Tax Authority as a result of a failure by any member of the Sellers' Tax Group to discharge that Tax.

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13.3	The covenants contained in paragraphs 13.1 and 13.2 shall:

(i)	extend to any costs reasonably and properly incurred in connection with such Tax or a successful claim under paragraph 13.1 or 13.2, as the case may be;

(ii)	(in the case of paragraph 13.1) not apply to Tax to the extent that the Purchaser could claim payment in respect of it under paragraph 2 or for breach of the Tax Warranties (or would have been able to claim but for paragraphs 7, 8, 9, 10 or 11 of Schedule 8 of this Agreement or paragraph 3.1(iii) of this Schedule), except to the extent a payment has been made pursuant to paragraph 2 and the Tax to which it relates was not paid by the Company or any person on its behalf;

(iii)	(in the case of paragraph 13.2) be subject to paragraphs 3.1(i) and 3.1(ii); and

(iv)	not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Sellers, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder).

13.4	Paragraphs 6, 7 and 8 (withholding, conduct of claims and date of payment) shall apply to the covenants contained in paragraphs 13.1 and 13.2 as they apply to the covenants contained in paragraph 2, replacing references to the "Sellers" by the "Purchaser" (and vice versa) where appropriate, and making any other necessary modifications.

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SCHEDULE 11

Protective Covenants

Schedule 11
Protective Covenants

1.	Each Manager severally covenants with the Purchaser and each of the Companies as a Third Party that he shall not:

(i)	for a period of 24 months after Completion be concerned in any business carrying on business in the United Kingdom which is competitive or likely to be competitive with any of the businesses carried on by any of the Companies at Completion; or

(ii)	for a period of 24 months after Completion and except on behalf of any of the Companies canvass or solicit orders for goods of a similar type to those being manufactured or dealt in or for services similar to those being provided by any of the Companies at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of any of the Companies; or

(iii)	for a period of 24 months after Completion:

(1)	induce or attempt to induce any person who is at Completion a director or senior employee of any of the Companies to leave the employment of that company; or

(2)	employ or attempt to employ any person who is at Completion a director or senior employee of any of the Companies; or

(3)	procure or facilitate the making of an offer of employment to any person who is at Completion a director or senior employee of any of the Companies

(iv)	for a period of 24 months after Completion induce or attempt to induce any person, who is at Completion or has been at any time within the year prior to Completion a supplier of goods or services to any of the Companies, to cease to supply, or to restrict or vary the terms of supply, to that company; or

(v)	for a period of 24 months after Completion do or say anything which may lead a person to cease to deal with any of the Companies on substantially equivalent terms to those previously offered or at all; or

(vi)	after Completion do or say anything which is harmful to the reputation of any of the Companies; or

(vii)	for a period of 24 months after Completion make use of information of a secret or confidential nature relating to, or to the business or affairs of, any of the Companies (save in the normal course of his employment by any of the Companies); or

(viii)	after Completion use or (insofar as he can reasonably do so) allow to be used (except by any of the Companies) any trade name, trade or service mark, business or domain name, design or logo used by any of the Companies at Completion or any other name, mark, domain name, design or logo intended or likely to be confused with any trade name, trade or service mark, business or domain name, design or logo used by any of the Companies at Completion; or

(ix)	after Completion present himself or permit himself to be presented as connected in any way with any of the Companies (save in the normal course of his employment by any of the Companies) or as interested in the Shares (other than as a historic statement of fact).

2.	Balderton covenants with the Purchaser that it shall not:

(i)	for a period of 24 months after Completion:

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(1)	induce either Manager to leave the employment of the Company; or

(2)	employ either Manager;

(ii)	after Completion do or say anything which is intentionally harmful to the reputation of any of the Companies; or

(iii)	after Completion present himself or permit himself to be presented as connected in any way with any of the Companies or as interested in the Shares (other than as a historic statement of fact).

3.	The Purchaser covenants with Balderton that it shall not after Completion do or say anything which is intentionally harmful to the reputation of Balderton or any of Balderton Affiliate.

4.	For the purposes of this schedule:

(i)	a person is concerned in a business if it carries on the business as principal or agent or if:

(1)	it is a partner, director, consultant or agent in, of or to any person who carries on the business; or

(2)	it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(3)	it is a partner, director, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(4)	it is concerned or interested in, or otherwise assists the business in any way;

(ii)	the restrictions in paragraph 1 apply to actions carried out by a Manager in any capacity and whether directly or indirectly on the Manager’s own behalf or on behalf of, or jointly with, any other person;

(iii)	no regard shall be had to any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, and any person connected with that person for the time being (the “Investors”) are together interested in securities which amount to less than 3% of the issued securities of that class and which, in all circumstances, carry less than 3% of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities;

(iv)	Balderton may pass information to its affiliates, advisors and any investor in the Investor to enable it to comply with its fund reporting obligations from time to time; and

(v)	references to any of the Companies include its successors in business.

5.	Each of the restrictions in each paragraph or sub-clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

6.	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

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Protective Covenants

7.	The respective covenantors acknowledge that the above provisions of this schedule are, in the case of the Managers and Balderton, no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares and in the case of the Purchaser, no more extensive than is reasonable to protect Balderton’s legitimate interests as a seller of the Shares.

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SCHEDULE 12

Addresses for Notices

Schedule 12
Addresses for Notices

The addresses and facsimile details of the parties are as follows:

1.	The Sellers:

Balderton Capital III, L.P.
as nominee for Balderton Capital III, L.P. ,
Balderton Capital Founders’ Fund III, L.P.
and related individuals

c/o 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL

With copies to:

Balderton Capital (UK) LLP (as investment adviser to Balderton Capital III, L.P.)
20 Balderton Street, London W1K 6TL

Attn: Jerome Misso/Carl Dickinson/Corrine Campbell Moore

Mark Livingstone, Redwood House, 9 Queen Anne’s Road, Windsor, Berkshire SL4 2BJ

Gary Dannatt, 13 College Ride, Bagshot, Surrey GU19 5EL

In the case of each Seller, with a copy to:

Marriott Harrison LLP, 11 Staple Inn, London WC1V 7QH, attn. Andrew Wigfall/David Strong

2.	The Purchaser:

Web.com Group, Inc.
c/o Corporation Service Company (UK) Limited
1st Floor,2-5 Benjamin Street
London
EC1M 5QL

With a copy to:

Bird & Bird LLP

15 Fetter Lane

London EC4A 1JP

For the attention of:       Simon Allport / Helen Down ref: WEBGR.0005

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SCHEDULE 13

Terms and Conditions

Schedule 13
Terms and Conditions

1.	Further Assurance

1.1	On or after Completion the Sellers will, at the cost and expense of the Purchaser, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Shares in the Purchaser or its assignee or otherwise as may be necessary to give full effect to this Agreement;

1.2	In relation to each of the Companies the Sellers shall procure to the extent that they have the power to do so either as a shareholder of that company or otherwise, the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Companies Act, its articles of association or any agreement or obligations affecting it to give effect to this Agreement;

1.3	For so long after Completion as a Seller remains the registered holder of any of the Shares it will hold them and any distributions, property and rights deriving from them in trust for the Purchaser and will deal with the Shares and any distributions, property and rights deriving from them as the Purchaser directs and will, on request, exercise all voting rights as the Purchaser directs or shall, on request, execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

2.	Confidentiality

2.1	Subject to paragraphs 2.2 and 2.3 below each of the Sellers severally undertakes to the Purchaser (for itself and for each of the Companies as Third Parties) that he will (both before and after Completion):

(i)	not at any time after the date of this Agreement use, divulge or communicate to any person other than to officers or employees of any of the Sellers or any of the Companies who need to know the same any Confidential Information which may be in or come to his knowledge;

(ii)	use his reasonable endeavours to prevent publication or disclosure of any Confidential Information; and

(iii)	ensure (where applicable) that each member of that Seller's Group complies with Paragraph 2.1 (a) and (b) as if it were a party as a Seller.

2.2	Paragraph 2.1 shall not apply if and to the extent that the Seller disclosing Confidential Information can demonstrate that:

(i)	such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it (including but not limited to the Nasdaq, the UK Listing Authority, the London Stock Exchange, the Panel on Takeovers and Mergers and the Serious Fraud Office) and whether or not the requirement has the force of law, provided that the Seller required to disclose the Confidential Information shall promptly notify the Purchaser before such disclosure is made (where it is lawful to do so) and shall co-operate with the Purchaser if it wishes to challenge the need for such disclosure or the timing and content of such disclosure; or

(ii)	such disclosure is to a professional or financial adviser for the purpose of advising that Seller in connection with the transactions contemplated by this Agreement, provided that such disclosure is necessary for these purposes, such adviser is made aware of the obligations of this paragraph 2 and such adviser is bound by a duty of confidentiality (whether express or implied); or

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(iii)	such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by paragraph 9.1 of this Schedule 14; or

(iv)	the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in paragraph 2.1; or

(v)	the Confidential Information concerned has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed in accordance with paragraph 2.1.

2.3	Notwithstanding paragraph 2.1, Balderton may disclose Confidential Information which relates to this Agreement or the Companies to the trustee or manager of, investment advisor to or to any investor or proposed investor in any fund to which Balderton Capital (UK) LLP is investment advisor or otherwise to enable it to comply with its fund reporting obligations.

2.4	Where the Sellers have disclosed Confidential Information to other potential purchasers of the Shares or assets of the Company pursuant to the terms of any confidentiality or non-disclosure agreement, the Sellers will send a letter in a form agreed with the Purchaser to the other parties to such agreements requiring them to destroy such information in each case in accordance with the terms of such agreements and undertakings and shall procure the enforcement of the terms of such agreements where reasonably required to do so by the Purchaser.

2.5	The restrictions contained in this Paragraph shall survive Completion and shall continue without limit of time.

3.	Announcements

3.1	Subject to paragraphs 2.3, 3.2, 3.3 and 3.4 below, and whether or not any restriction contained in paragraph 2 above applies, the Sellers shall not hold any press conference or press briefing or make any announcement (whether before or after Completion and including, without limitation, any communication to the public, to any customers or suppliers of any of the Companies, or to all or any of the employees of any of the Companies) concerning the provisions or subject matter of this Agreement or containing any information about the other party without the prior written approval of the Purchaser as to its form and content (which shall not be unreasonably withheld or delayed).

3.2	Paragraph 3.1 shall not apply if and to the extent that such announcement is required by law or any securities exchange or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law, provided that if the Sellers are required to make such announcement, they shall promptly notify the Purchaser before such announcement is made (where it is lawful to do so) and shall co-operate with the Purchaser if it wishes to challenge the need for such announcement or the timing and content of such announcement.

3.3	The Seller and the Purchaser may, if requested by the Purchaser after Completion procure that a joint announcement of the sale and purchase of the Shares is made to the customers and suppliers of the Companies in such form as they may agree.

3.4	Notwithstanding any other provision in this Agreement, Balderton shall be entitled to post on its website the fact that it has sold its Shares, and to tweet about the sale of the Company, and to make any other announcement provided in each case that it does not include in any such announcements any information which is not contained in any announcement made by the Purchaser in order to comply with the regulatory obligations binding upon it.

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4.	Payments

4.1	Unless otherwise expressly stated all payments to be made under this Agreement shall be made in Sterling to the party to be paid by transfer in immediately available funds by telegraphic transfer for the credit of such account in the United Kingdom as the party to be paid may specify or in such other manner as the parties may agree.

4.2	Any payment falling to be made, or document falling to be delivered, to the Sellers under any provision of this Agreement may be made to the Sellers' Solicitors, whose receipt shall be sufficient discharge.

4.3	Each payment to be made by the Sellers under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

4.4	In the event that:

(i)	any deduction or withholding is required by law to be made from any sum payable by the Sellers to the Purchaser pursuant to this Agreement, the Sellers shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding;

(ii)	any sum paid to the Purchaser pursuant to this Agreement, is or will be chargeable to tax, the Sellers shall be obliged to pay such further sum as will, after payment of the tax, leave a sum equal to the amount that would otherwise have been payable if tax had not been so chargeable.

5.	Costs

5.1	Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

5.2	Each of the parties represents to the others that all negotiations leading to this Agreement have been carried on by it directly with the others without incurring any brokerage, commission or similar fee and any claim for brokerage commission or similar fee relating to this Agreement shall be the responsibility of the party incurring the same, provided that any such claim incurred by any of the Companies shall be the joint and several responsibility of the Sellers.

5.3	The Sellers agree that none of the Companies shall pay, or be required to pay, any legal or other professional charges and expenses in connection with any investigation of the affairs of any of the Companies or the negotiation, preparation, execution and carrying into effect of this Agreement.

6.	Constitution of this Agreement

6.1	This Agreement, together with the documents referred to in it, contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and replaces and extinguishes all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions except to the extent that they are repeated in this Agreement.

6.2	The Sellers acknowledge to the Purchaser, and the Purchaser acknowledges to the Sellers, that in agreeing to enter into this Agreement they, he or it has not relied on any representation, warranty, undertaking, promise or other assurance (whether contractual or otherwise) given by or on behalf of the other, except those set out in this Agreement, and waives all rights and remedies, which, but for this paragraph might be available to them, him or it in respect of such representation, warranty or other assurance, provided that nothing in this paragraph shall limit or exclude any liability for fraudulent misrepresentation or fraudulent concealment.

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6.3	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

6.4	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

7.	Rights

7.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

7.2	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part.

7.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy.

7.4	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

8.	Liabilities

8.1	Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by the Sellers, they shall be severally responsible or liable in respect of it and not jointly and severally responsible or liable in respect of it.

8.2	The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this Agreement or grant any time or other indulgence without affecting the liability of any other of the Sellers.

9.	Successors and Assigns

This Agreement shall be binding upon and benefit the successors of the parties but none of the rights or obligations under this Agreement may be assigned, transferred, sub-licensed, charged or dealt with in any other manner without the prior written consent of all the other parties.

10.	Third Parties

10.1	Where any right or benefit conferred under this Agreement is expressed to be conferred on another person designated by the term "Third Party":

(i)	the Third Party shall accordingly have such rights and benefits as are afforded by the Contracts (Rights of Third Parties) Act 1999 (in this paragraph 10, the "Act"), as modified by this Agreement, and, in particular, by this paragraph; and

(ii)	such rights may only be enforced with the prior written consent of the Purchaser, acting in its absolute discretion and without any duty to the Third Party.

10.2	Except where expressly stated in this Agreement to the contrary:

(i)	a person who is not a party to this Agreement (or his successors or permitted assignees under paragraph 9) has no rights under the Act or otherwise to enforce or enjoy the benefit of any term of this Agreement; and

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(ii)	no termination, amendment, compromise, waiver or settlement of this Agreement or any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) require the consent of any person who is not a party to it.

11.	Illegality

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

12.	Notices

12.1	Any notice or other document to be served under this Agreement may be delivered or sent by registered or recorded post (or equivalent in any other jurisdiction) to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this paragraph.

12.2	Any notice or document shall be deemed to have been served:

(i)	if delivered, at the time of delivery; or

(ii)	if posted inland, at 10.00 hours on the second Business Day after it was posted; or

(iii)	if posted airmail, at 10.00 hours (local time at the recipient's address) on the fifth Business Day after it was posted.

12.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (first class if UK inland) as a prepaid registered or recorded post (or equivalent in any other jurisdiction) letter.

12.4	The address details of the parties for the purposes of this paragraph are set out in Schedule 12 (Addresses).

12.5	A notice given or document supplied to any one or more of the Sellers’ Representation shall be deemed to have been given or supplied to all of the Sellers.

13.	Governing law and Jurisdiction

13.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with English law.

13.2	The courts of England have exclusive jurisdiction to settle any dispute or claim ("action") arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual obligations).

13.3	Each party irrevocably waives any right that it may have to object to an action being in such courts on the grounds of venue, on the grounds that an action has been brought in an inappropriate or inconvenient forum or that such courts do not have jurisdiction.

13.4	Each party agrees that without preventing any other mode of service allowed by law, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules in England and Wales) may be served on any party by being delivered to or left for that party at its address for service of notices under Schedule 12(Addresses).

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Definitions and Interpretation

Schedule 14
Definitions and Interpretation

1.	Definitions

In this Agreement, unless the context otherwise requires:

"A Majority" has the meaning given in the Company’s articles of association;

"A Shareholder" has the meaning given in the Company’s articles of association;

"A Shares" has the meaning given in the Company’s articles of association;

"Accounts" means all or any one of:

(i)	the audited consolidated balance sheet of the Company and its subsidiary undertakings; and

(ii)	the audited consolidated profit and loss account of the Company and its subsidiary undertakings in each case as at the Accounts Date, together with the notes to such accounts and the directors report[s] and the other documents required by law to be annexed thereto;

"Accounts Date" means 31 December 2012;

"action" has the meaning given to it in paragraph 13.2 of Schedule 14 (Terms and Conditions;)

"Adjustment" has the meaning given to it in paragraph 1 of Schedule 5 (Adjustment to the Consideration);

"Balderton Affiliate" means

(c)	any Fund in respect of which Balderton (or any of its related entities including its manager, administrator or delegate or investment advisor to its general partner) is manager, adviser, administrator or delegate or investment adviser to the Fund or its general partner or owner;

(d)	any manager, administrator, delegate or investment adviser of Balderton, including Balderton Capital (UK) LLP;

"agreed form" means, in relation to any document, the form of that document which has been agreed and initialled by or on behalf of the Sellers and the Purchaser for the purpose of identification immediately prior to the signing of this Agreement;

"Applicable Date" has the meaning given to it in paragraph 1 of Schedule 7 (Retention);

"Business Day" means any day other than a Saturday or a Sunday or public holiday in England;

"Claim" means any claim under this Agreement;

"Companies" means the Company and the Subsidiaries;

"Companies Act" means Companies Act 2006 and all other statutes and subordinate legislation from time to time in force concerning companies and other bodies corporate;

"Company" has the meaning given to it in Recital (A);

"Completion" means completion of the sale and purchase of the Shares in accordance with Clause 3;

"Completion Balance Sheet" has the meaning given to it in paragraph 6(a) of Schedule 5 (Adjustment to the Consideration);

"Completion Date" means such date (i) determined in accordance with Clause 3.1, or (ii) as the Sellers’ Solicitors and the Purchaser’s Solicitors may from time to time agree in writing as being the date or which completion is to take place;

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Definitions and Interpretation

"Confidential Information" means all information in any medium or format of a confidential nature which (i) relates to the Purchaser or any member of the Purchaser’s Group or (ii) is used in or otherwise relates to any of the Companies or their business, including but not limited to:

(i)	the accounts, finance or contractual arrangements or other dealings, transactions or affairs or officers, employees or contractors of any of the Companies;

(ii)	the marketing and supply of goods or services, including customer and supplier names and lists and other details of customers and suppliers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(iii)	future projects, business development or planning, commercial relationships and negotiations;

"Consideration Shares" means those common stocks in the capital of the Purchaser to be allotted to the Sellers credited as fully paid under Clause 2.1(b) and Schedule 4 (Consideration Shares);

"Deed of Surrender and Agreement for Surrender" means (i) the deed of surrender dated 9 May 2011 between (1) CGIS (no.4) Limited and (2) the Company relating to the property known as U0900 offices, 9th Floor, West Tower Block, 89 Albert Embankment, London, SE1 (the "9th Floor Property") and (ii) agreement for surrender and the grant of a new underlease means the agreement of surrender relating to the 9th Floor Property and the agreement for a new underlease relating to the property known as U1651, part of 16th Floor, Sky Suite, West Tower Block, 89 Albert Embankment, London, SE1 dated 20 April 2011 between (1) CGIS (no.4) Limited and (2) the Company;

"Disclosed" means fairly disclosed in this Agreement or in the Disclosure Letter with sufficient detail reasonably to identify the nature and scope of the matters;

"Disclosure Letter" means the letter from the Sellers to the Purchaser of the same date as this Agreement and which has been delivered to the Purchaser prior to the signing of this Agreement;

"Encumbrance" includes any claim, interest or equity of any person (including any right to acquire, option or right of pre-emption), any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, option, assignment, hypothecation, security interest, right of pre-emption or assignment or factoring or similar agreement (including any created by law), title retention or transfer or other security or preferential agreement or arrangement, and any rental, bill of sale, hire purchase, credit sale or other agreement for payment on deferred terms or any agreement or commitment to give or create any of the foregoing;

"Escrow Agents" means the Purchaser’s Solicitors and the Sellers’ Solicitors;

"Escrow Letter" means the letter in the agreed form to the Escrow Agents from the parties in relation to the Escrow Monies;

"Escrow Monies" the amount specified in clause 2.3;

"Escrow Period" means the period of 12 months ending on the anniversary of the date of this Agreement;

"Executive Directors" means Gary Dannatt, Mark Livingstone and James Moore;

"Financial Due Diligence Memorandum" means the memorandum in the agreed form providing certain information to the Purchaser or its advisers in the context of the Purchaser’s financial due diligence on the Companies;

"First Delivery Date" has the meaning given to it in paragraph 6(b) of Schedule 5 (Adjustment to the Consideration);

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Definitions and Interpretation

"Fund " means any investment fund, collective investment scheme or unit trust or other investment vehicle (howsoever structured);

"Fundamental Warranties" means the Warranties contained in paragraph 2 of Schedule 3 (Warranties);

"Hardware" means computer hardware and network and telecommunications equipment used by any Group Company;

"Indebtedness" means the amount of indebtedness of the Group consisting of:

(iv)	£1,636,266 (including redemption fees) owed by the Company to BMS Finance AB Limited;

(v)	£1,073,775 owed by the Company to Balderton Capital III, L.P.;

(vi)	£37,511 owed by the Company to Gary Dannatt;

(vii)	£91,104 owed by the Company to Mark Livingstone;

"Indemnify" means to indemnify, keep indemnified and hold harmless in respect of all Losses;

"Indemnities" has the meaning given to it in paragraph 1 of Schedule 9 (Indemnities);

"Indemnity Claims" has the meaning given to it in paragraph 1 of Schedule 9 (Indemnities);

"Independent Accountants" has the meaning given to it in paragraph 1 of Schedule 5 (Adjustment to the Consideration);

"Initial Consideration" means the amounts payable by the Purchaser pursuant to clause 2.2;

"Intellectual Property Rights" means:

(1)	patents, designs, trade marks and trade names (whether registered or unregistered), copyright and related rights, database rights, know how and confidential information;

(2)	all other intellectual property rights and similar or equivalent rights anywhere in the world which currently exist or are recognised in the future; and

(3)	applications, extensions and renewals in relation to any such rights;

"Investors" has the meaning given to it in paragraph 2(c) of Schedule 11 (Protective Covenants);

"IP Licences Out" all subsisting licences by which any Group Company grants third parties rights to use any Owned IP or Licensed In IP which have a value in excess of £50,000 per annum or which are on a Group Company’s standard terms;

"IT System" means the Hardware and Software which is material to the operation of the business of the Group Companies;

"Licensed In IP" means any Intellectual Property Rights which are the subject of a license agreement pursuant to which any Group Company is licensed any Intellectual Property Rights (and for the avoidance of doubt excluding any licenses relating to the use of the IT Systems);

"Licensed Out IP" means any Intellectual Property Rights which are the subject of Licenses Out;

"London Property" means the property at 16th Floor, 89 Albert Embankment, London SE1 7TP;

"London Stock Exchange" means the London Stock Exchange PLC;

"Losses" means losses (including, without limitation, any direct or indirect, consequential losses or loss of profit), liabilities (including tax), damages, claims, demands, actions, proceedings, fines, penalties, legal and other reasonable and proper fees and costs (including professional fees and costs) properly and reasonably incurred before or after Completion;

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Definitions and Interpretation

"Managers" means each of Mark Livingstone and Gary Dannatt;

"Management Accounts" means the unaudited consolidated profit and loss accounts of the Company and the Subsidiaries and the unaudited consolidated balance sheet of the Company and the Subsidiaries (copies of which are attached to, or referred to in, the Disclosure Letter) for each month starting on the day after the Accounts Date and ending on June 2014;

"Material Contracts" means those contracts listed in the Disclosure Letter as being those contracts or arrangements under which any Group Company enjoys rights or has subsisting obligations at the date of this Agreement which have a value in excess of £50,000 per annum;

"Net Working Capital" has the meaning given to it in paragraph 3 of Schedule 5 (Adjustment to the Consideration);

"New Articles" means the new articles of association of the Company in the agreed form and to be adopted on Completion;

"Owned IP" means all Intellectual Property Rights owned by any Group Company (and for the avoidance of doubt excluding Licensed In IP, any licences relating to the use of the IT System and any Intellectual Property Rights jointly owned by any Group Company and a third party);

"parties" means the parties to this Agreement and includes their respective successors;

"proceedings" means any action or proceedings before a court or tribunal or a statutory, governmental or regulatory body (including an arbitration);

"Properties" means the Stockton Property and the London Property;

"Purchaser's Solicitors" means Bird & Bird LLP, 15 Fetter Lane, London EC4A 1JP;

"Records" means the Company's books and records (including, without limitation, all bought and sold ledgers, purchase and sales day books and purchase and sales invoices and the registration and renewal certificates for each Intellectual Property Right registered at the date of this Agreement;

"Relevant Proportions" means, in respect of a Shareholder, the relevant proportions set against such shareholder’s name in column 9 of Schedule 1;

"Sellers' Solicitors" means Marriott Harrison LLP of 11 Staple Inn, London WC1V 7QH;

"Sellers' Solicitors Client Account" means the Marriott Harrison LLP Client Account, MARRI USD 1 CL, IBAN: GB66 RBOS 1663 0000 1406 47, SWIFT: RBOSGB2L;

"Shareholders" means the Sellers;

"Shareholders' Agreement" means the shareholders agreement relating to the Company dated 26 October 2006;

"Shares" has the meaning given to it in Recital (C);

"Software" means computer software other than standard off-the-shelf software used by any Group Company;

"Stockton Property" means the property at Spitfire House, Unit 19, Falcon Court, Preston Farm Industrial Estate, Stockton on Tees;

"Subsidiaries" means the companies brief particulars of which are set out in Part 2 of Schedule 2 (Corporate Particulars) or any one or more of them, as the context requires;

"Substantiated Claim" means a claim in respect of which liability is admitted by the party against whom such claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal;

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SCHEDULE 14

Definitions and Interpretation

"Tax" has the meaning given to it in the Tax Covenant;

"Taxation Authority" means HM Revenue and Customs or any other taxing or other authority (whether within or outside the United Kingdom) competent to impose, administer or collect any tax;

"Tax Claim" has the meaning given to it in paragraph 5 of Schedule 7 (Withholding);

"Tax Covenant" means the provisions of Schedule 10 (Tax Covenant);

"Tax Expert" has the meaning given to it in the Tax Covenant;

"Tax Warranties" means each and every warranty contained in paragraph 24 of Schedule 3 (Warranties) entitled "Taxation";

"Third Party" means any person in whose favour any right or benefit under this Agreement is extended by the express use of the term "Third Party", in which case the terms of paragraph 10 of Schedule 14 (Terms and Conditions) shall apply;

"Third Party Claim" has the meaning given to it in paragraph 10 of Schedule 8 (Limitations);

"Trade Marks" means those trade marks which are owned or predominantly used by the Companies in the course of their business, as listed in the Disclosure Letter;

"Warranties" means all and any of the warranties referred to in Clause 4 and Schedule 3 (Warranties); and

"Warranty Claim" means a claim by the Purchaser the basis of which is that any of the Warranties is, or is alleged to be, untrue, inaccurate or misleading.

2.	Interpretation

In, and for the purposes of, this Agreement unless the context otherwise requires:

2.1	Gender, Number, Persons etc

(i)	The masculine gender shall include the feminine and vice versa.

(ii)	References to any person shall include any individual, body corporate and unincorporated association.

(iii)	References to a company include any company and body corporate, wherever incorporated, and includes any limited liability partnership under the law of the United Kingdom.

(iv)	References to any party include a reference to the estate, legal personal representative, successor, or permitted assigns of that party.

(v)	A person shall be deemed to be connected with another if that person is connected with that other within the meaning of section 993 Income Tax Act 2007 and section 1122 Corporation Tax Act 2010.

2.2	Time

References to time are to London time.

2.3	Currency

(i)	References to "£" are to pounds sterling, references to "$" or "US $" or "USD" are to United States dollars.

(ii)	If an amount relevant to a Warranty or monetary threshold specified in the Schedules is expressed in a currency other than pounds sterling it shall be translated into pounds sterling at the closing mid-point pound spot rate applicable to the balance of all such amounts as are expressed in that non-sterling currency at close of business in London on the date of this Agreement (or, if such date is not a Business Day, on the Business Day immediately preceding such day) as shown in the Financial Times (London Edition) published on the next following day or, if the Financial Times (London Edition) is not published on that day, the closing mid-point spot rate quoted by The Royal Bank of Scotland PLC for pound sterling applicable to amounts of £100,000 or more.

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Definitions and Interpretation

2.4	Parts of this Agreement

(i)	Except where the contrary is stated, any reference to a Clause or Schedule or Annexure is to a Clause or Schedule or Annexure of this Agreement.

(ii)	The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

(iii)	The Schedules and Annexures form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

2.5	Companies

(i)	A "subsidiary undertaking" or "parent undertaking" has the meaning given in section 1162 of the Companies Act 2006 and a "subsidiary" or "holding company" is to be construed in accordance with section 1159 of the Companies Act 2006.

(ii)	References to "Group" in relation to any company mean that company, its subsidiaries, its holding companies and every subsidiary of each such holding company from time to time, and "Purchaser's Group" shall be construed accordingly; and

(iii)	Terms defined in part 38 of the Companies Act 2006 (as applicable) shall bear the same meanings in this Agreement.

2.6	Statute and Law

(i)	References to any enactment shall include (i) that enactment as respectively amended, modified, consolidated or re-enacted from time to time, and (ii) any enactment which that enactment re-enacts (with or without modification) and (iii) any subordinate legislation made under that enactment (as so amended, modified, consolidated or re-enacted) in each case before the date of this Agreement.

(ii)	References to any law includes common or customary law and any constitution, statute, directive, legislation, decree, judgment, decision, instrument, order, ordinance, regulation, statute, treaty, by-law or other legislative measure, in each case of any jurisdiction whatever (and "lawful" and "unlawful" shall be construed accordingly).

(iii)	References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any jurisdiction.

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Definitions and Interpretation

2.7	Certain words

(i)	References to liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument shall include a reference to any future or contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument.

(ii)	Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

(iii)	Any reference to an agreement includes any form of arrangement, whether or not in writing and whether or not legally binding.

2.8	Certain Implied Terms

The Law of Property (Miscellaneous Provisions) Act 1994 applies to the disposition of the Shares and any other property made under or pursuant to this Agreement, save that:

(i)	the word "reasonably" shall be deleted from the covenant set out in Section 2(1)(b) of that Act;

(ii)	the covenant set out in Section 3(1) of that Act shall not be qualified by the words "other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about"; and

(iii)	the provisions of Section 6(2) of that Act are excluded from this Agreement.

3.	Language

The English language is the language of choice of the parties in relation to this Agreement; notices, demands and other communications given in connection with this Agreement shall be in the English language and if this Agreement is translated into any language other than English, the English language text shall prevail.

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EXECUTION

SIGNED by GARY DANNATT in the presence of: /s/ Rachel Howard Rachel Howard 22 Elm Tree Park, Seaton Carew T525 1AJ HR Assistant	) ) /s/ Gary Dannatt

SIGNED by MARK LIVINGSTONE in the presence of: /s/ Andrew Wigfall 11 Staple Inn Building London WaV 7QH	) )/s/ Mark Livingstone

SIGNED by BALDERTON CAPITAL III,
L.P. as nominee for Balderton Capital III,
L.P., Balderton Capital Founders’ Fund
III, L.P. and related individuals

By: Balderton Capital Partners III, L.P

Its general partner

By Balderton Capital General Partner III, LLC

Its general partner

By: /s/ Andre Carré

Manager

Authorised Signatory

) ) ) /s/ Andre Carré

SIGNED by David Brown the duly authorised representative of WEB.COM GROUP, INC in the presence of: /s/ Norma C. Wheeler	) ) /s/ David L. Brown )

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